Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

NanoString Technologies, Inc.,

and

Bruker Corporation

Dated as of April 17, 2024

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS		2

1.1	Certain Defined Terms	2
1.2	Construction	17

Article 2 SALE AND PURCHASE OF ASSETS; LIABILITIES		18

2.1	Sale of Purchased Assets	18
2.2	Liabilities	20
2.3	Consideration	21
2.4	Closing	22
2.5	No Offset	22
2.6	Deposit	22

Article 3 REPRESENTATIONS AND WARRANTIES		22

3.1	Representations and Warranties of Seller	22
3.2	Representations and Warranties of Buyer	34
3.3	Exclusivity of Representations	36

Article 4 PRE-CLOSING COVENANTS		36

4.1	Access and Information	36
4.2	Ordinary Course of Business	37
4.3	Notification of Certain Matters	40
4.4	Obligation to Consummate the Transaction	41
4.5	Filings; Other Actions; Notification and Cooperation	41

Article 5 ADDITIONAL COVENANTS		43

5.1	Further Assurances	43
5.2	Publicity	45
5.3	Certain Tax Matters	45
5.4	Accounts Receivable and Payable	46
5.5	Wrong Pockets	47
5.6	Purchased Intellectual Property and Purchased Regulatory Approvals	47
5.7	Bankruptcy Court Filings and Approval	47
5.8	Copies of Pleadings	49
5.9	Books and Records	50
5.10	Assumption of Regulatory Commitments; Transfer of Purchased Regulatory Approvals	50
5.11	Trade Notification	50
5.12	Employee Matters	51

Article 6 CONDITIONS PRECEDENT		54

6.1	Conditions to Obligations of Buyer and Seller	54
6.2	Conditions to Obligations of Buyer	54
6.3	Conditions to Obligations of Seller	55

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Article 7 NO SURVIVAL OF REPRESENTATIONS, WARRANTIES AND PRE-CLOSING COVENANTS		56

7.1	No Survival	56
7.2	No Recourse	56

Article 8 TERMINATION		56

8.1	Termination	56
8.2	Procedure and Effect of Termination	58

Article 9 MISCELLANEOUS		60

9.1	Governing Law, Jurisdiction, Venue and Service	60
9.2	Notices	60
9.3	No Benefit to Third Parties	62
9.4	Waiver	62
9.5	Expenses	62
9.6	Assignment	62
9.7	Amendment	62
9.8	Severability	63
9.9	Equitable Relief	63
9.10	No Liability	63
9.11	English Language	63
9.12	Bulk Sales Statutes	63
9.13	Representation by Counsel	63
9.14	Counterparts	64
9.15	Entire Agreement	64

EXHIBITS

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Form of Domain Name Transfer Agreement
Exhibit C	Form of Patent Assignment Agreement
Exhibit D	Form of Trademark Assignment Agreement
Exhibit E	Form of Lease Assignment

These exhibits are omitted in accordance with Item 601(b)(2) of Regulation S-K. The Registrant will furnish a copy of any omitted exhibit to the Securities and Exchange Commission supplementally upon request.

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ASSET PURCHASE AGREEMENT (this “Agreement”) is made and executed as of April 17, 2024 (the “Execution Date”), by and between NanoString Technologies, Inc., a Delaware corporation (“Seller”), and Bruker Corporation, a Delaware corporation (“Buyer”). Seller and Buyer may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller and its Subsidiaries are engaged in the Business;

WHEREAS, on February 4, 2024 (the “Petition Date”), Seller and certain of its Subsidiaries (collectively, the “Debtors”) sought relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”) by filing cases (the “Chapter 11 Cases”) in the Bankruptcy Court (as defined below);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of its assets and rights associated with the Business, upon the terms and conditions hereinafter set forth;

WHEREAS, the Purchased Assets and Assumed Liabilities are assets and liabilities of Seller and its Subsidiaries which are to be sold and assumed pursuant to the Sale Order and this Agreement, free and clear of all Encumbrances and Liabilities except Assumed Liabilities and Permitted Encumbrances, which Sale Order will include the authorization for the assumption and assignment of certain executory contracts and unexpired leases and liabilities thereunder under section 365 of the Bankruptcy Code, all in the manner and on the terms and subject to the conditions set forth herein and in accordance with other applicable provisions of the Bankruptcy Code; and

WHEREAS, in connection with entering into this Agreement, an aggregate amount equal to $23,500,000.00 in cash has been deposited by Buyer on its behalf as a “good faith deposit” and Buyer has agreed to deposit an additional $15,755,500.00 in accordance with the Bidding Procedures Order (collectively, the “Deposit”) by wire transfer of immediately available funds to the Escrow Agent, to be held in escrow in accordance with the terms of that certain Escrow Agreement, entered into on April 12, 2024 (the “Deposit Escrow Agreement”), by and among Buyer, Seller and the Escrow Agent.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1
DEFINITIONS

1.1           Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 2.3.3.

“Accounts Receivable” means all amounts (whether current or non-current) related to the Purchased Assets or Acquired Entities that constitute, as of the Closing, accounts receivable, notes receivable and other rights or indebtedness due and owed by any Third Party to Seller or any of its Subsidiaries, in each case, whether billed or unbilled, recorded or unrecorded, written off or not written off.

“Acquired Entities” means NanoString Technologies Europe Limited, NanoString Technologies SAS, NanoString Technologies Spain, S.l., NanoString Technologies (Beijing) Co. Ltd., NanoString Technologies Singapore Pte Limited and NanoString Technologies Asia Pacific Limited.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person, and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” mean, when used with respect to any specified Person, (a) the possession, directly or indirectly, of the power to direct the management or policies of that Person, directly or indirectly, whether through the ownership of securities, by trust, by contract, or otherwise or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

“Agreement” has the meaning set forth in the preamble hereto, and includes all schedules and exhibits hereto, and all instruments supplementing, amending, modifying, restating or otherwise confirming this agreement.

“Allocation” has the meaning set forth in Section 2.3.3.

“Alternative Transaction” means the sale, transfer, other disposition, directly or indirectly, including through an asset sale, share sale, merger, amalgamation, foreclosure or other transaction, including a plan of reorganization approved by the Bankruptcy Court, or resulting from the Auction, of any material portion of the Purchased Assets or the Business, which, for the avoidance of doubt, may be one or more of Seller’s product lines, in a single transaction or a series of transactions, with one or more Persons other than Buyer (other than sales of Products in the Ordinary Course) that Seller has determined in its good faith business judgment, after consultation with its outside financial advisors and outside legal counsel, would, if consummated, reasonably be expected to result in the highest or otherwise best overall transaction for Seller, taking into account all terms thereof, including (i) the likelihood and timing of consummation, and (ii) all material legal, financial (including the financing terms of any such proposal), conditionality, regulatory, and other aspects of such proposal.

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement, the Patent Assignment Agreement, the Deposit Escrow Agreement, the Domain Name Transfer Agreement, the Lease Assignment, the Trademark Assignment Agreement and any other agreements, certificates and other instruments delivered, given or contemplated pursuant to this Agreement.

“Anti-Corruption Laws” has the meaning set forth in Section 3.1.18.

“Antitrust Laws” has the meaning set forth in Section 4.5.2.

“Appointee” has the meaning set forth in Section 8.1.5.

“Apportioned Obligations” has the meaning set forth in Section 5.3.2(b).

“Assumed Liabilities” has the meaning set forth in Section 2.2.1.

“Assumed Plans” has the meaning set forth in Section 5.12.3.

“Auction” means the auction, if any, contemplated to be run in the sales process in connection with the Business pursuant to the Bidding Procedures Order.

“Automatic Transfer Employee” any employee of Seller or its Subsidiaries who will automatically transfer with the Business to Buyer or its Affiliate on the Closing.

“Avoidance Actions” shall mean those actual and/or potential claims and causes of action under sections 502(d) and 544 through 553 of the Bankruptcy Code, or any other avoidance actions under the Bankruptcy Code or any analogous state law.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware and any other court before which the Chapter 11 Cases are held.

“Bankruptcy Court Orders” means the Bidding Procedures Order and the Sale Order.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and any local rules of the Bankruptcy Court.

“Bidding Procedures Motion” has the meaning set forth in Section 5.7.1.

“Bidding Procedures Order” means that certain Court Order entered on March 28, 2024 in the United States Bankruptcy Court for the District of Delaware with respect to Case No. 24-10160 (CTG), In re NanoString Technologies, Inc., et al., styled Order (A) Approving Bidding Procedures for the Sale of Substantially all of the Debtors’ Assets, (B) Authorizing the Debtors to Enter into the Stalking Horse Purchase Agreement and to Provide the Stalking Horse Bid Protections Thereunder, (C) Scheduling an Auction and a Sale Hearing and Approving the Form and Manner of Notice Thereof, (D) Approving Assumption and Assignment Procedures and (E) Granting Related Relief Docket No. 384.

“Bill of Sale” means the Bill of Sale and Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit A.

“Business” means the business and operations of Seller and its Subsidiaries as of the Closing.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York are permitted or obligated by Law to remain closed.

“Business Employee” means each individual who is (a) employed by an Acquired Entity or a professional employer organization that contracts with an Acquired Entity; (b) an Offer Employee; and (c) any Automatic Transfer Employee.

“Business Employee List” has the meaning set forth in Section 3.1.12(h).

“Buyer” has the meaning set forth in the preamble hereto.

“Chapter 11 Cases” has the meaning set forth in the recitals.

“Claims” mean, collectively, all rights, claims (as that term is defined in Section 101(5) of the Bankruptcy Code) and causes of action, whether class, individual or otherwise in nature, under contract or in law or in equity, known or unknown, contingent or matured, liquidated or unliquidated and all rights and remedies with respect thereto.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Payment” has the meaning set forth in Section 2.3.1(b).

“Code” means the US Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 3.1.12(h).

“Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of the Products, including activities directed to storing, marketing, promoting, detailing, manufacturing, distributing, importing, exporting, seeking Regulatory Approvals, selling and offering to sell such Products. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

“Confidentiality Agreement” means that certain Common Interest Agreement, dated as of February 5, 2024, by and between Buyer and Seller.

“Continuing Employees” has the meaning set forth in Section 5.12.1.

“Contract” means any legally binding contract, agreement, obligation, lease, sublease, license, sublicense, regulatory license, undertaking, engagement, sales order, purchase order, instrument or other legally binding commitment.

“Cure Cost Certificate” has the meaning set forth in Section 2.3.2.

“Cure Costs” shall mean the Liabilities and obligations that must be paid or otherwise satisfied to cure all of Debtors’ defaults under the Purchased Contracts necessary for the assumption thereof by Seller and assignment to Buyer pursuant to Section 365 of the Bankruptcy Code, as provided herein and in the Sale Order.

“D&O Policies” has the meaning set forth in the definition of “Excluded Assets.”

“Debtors” has the meaning set forth in the preamble hereto.

“Deposit” has the meaning set forth in the recitals.

“Deposit Escrow Agreement” has the meaning set forth in the recitals.

“DIP Financing Order” means the Final Order (a) Authorizing the Debtors to Obtain Postpetition Financing, Granting Senior Postpetition Security Interests and According Superpriority Administrative Expense Status Pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code, (b) Authorizing the Use of Cash Collateral, (c) Granting Adequate Protection, (d) Modifying the Automatic Stay, and (e) Granting Related Relief Docket No. 359 and any other order of the Bankruptcy Court approving debtor-in-possession financing and/or use of cash collateral for the Debtors.

“Domain Name Transfer Agreement” means the Domain Name Transfer Agreement, in substantially the form attached hereto as Exhibit B.

“Employee Equipment” mean all mobile phones, computers, and related peripherals owned by the Seller or its Subsidiaries and used by any Continuing Employee as of immediately prior to the Closing in connection with the Business, if any.

“Employment Matters” has the meaning set forth in Section 5.12.4.

“Employee Sessions” has the meaning set forth in Section 5.12.4.

“Encumbrance” means any mortgage, lien (statutory or otherwise, including as defined in section 101(37) of the Bankruptcy Code), Claim, license, sublicense, pledge, security interest, charge, hypothecation, restriction, claim of ownership, lease, sublease, option, right of use or possession, preference, encroachment, restrictive covenant, right of first offer or refusal, title defect or other encumbrance or similar restriction of any kind.

“Enforceability Exceptions” has the meaning set forth in Section 3.1.2.

“Environmental Laws” means all Laws concerning pollution, public or worker health or safety (as it pertains to exposure to Hazardous Materials), or protection of the environment.

“Equity Securities” means, (a) if a Person is a corporation, shares of capital stock of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests or partnership interests, or (b) other securities directly or indirectly convertible into, exercisable or exchangeable for or measured by reference to, any securities described in clause (a) above.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, N.A., together with its permitted successors and assigns.

“Excluded Assets” means the following assets, property, rights and interests of Seller and its Subsidiaries (other than, for the avoidance of doubt, the Acquired Entities): (a) all cash, cash equivalents, bank or other deposits, similar cash items of Seller and its Subsidiaries other than those of the Acquired Entities; (b) all refunds, claims for refunds or rights to receive refunds from any Taxing Authority with respect to any and all Taxes paid or to be paid by Seller or any of its Subsidiaries (including any and all Taxes paid or to be paid by any of Seller’s Subsidiaries on behalf of Seller), in each case other than in respect of the Acquired Entities; (c) (i) any legal or beneficial interest in the capital stock and other Equity Securities of Seller, its Subsidiaries or any other Person, in each case other than in respect of the Acquired Entities, and (ii) the corporate or other entity charter, qualifications to conduct business as a foreign corporation or other form of business entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, Tax Returns and other tax records, seals, minute books, stock transfer books, and similar organizational documents of Seller or any of its Subsidiaries, in each case other than in respect of the Acquired Entities; (d) the bank accounts of Seller and its Subsidiaries set forth on Section 1.1.1 of the Seller Disclosure Schedules; (e) all Excluded Items; (f) any Excluded Contract; (g) all rights of Seller under this Agreement and the Ancillary Agreements; (h) the Debtors’ directors and officers liability insurance policies and all rights and benefits of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to such insurance recoveries (the “D&O Policies”); (i) all Avoidance Actions other than those specified as Purchased Assets and all Claims against current and former directors and officers of Seller and its Subsidiaries; (j) any intercompany accounts receivable owed between or among the Debtors and their Subsidiaries (other than any intercompany accounts receivable owed solely between Acquired Entities); and (k) the sponsorship and assets of all Plans (other than with respect to the Assumed Plans) and any other benefit or compensation plan, program, policy, contract, agreement, or arrangement of any kind at any time sponsored, maintained, contributed to or required to be contributed to by Seller or any of its Subsidiaries or under or with respect to which Seller or any of its Subsidiaries has (or has had) any Liability and all right, title and interest in any asset thereof or relating thereto.

“Excluded Contract” has the meaning set forth in Section 2.1.2.

“Excluded Items” means any and all (a) books, documents, records, files and other items prepared in connection with or relating to the negotiation and consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or otherwise prepared in connection with the divestiture of the Purchased Assets or the Business, including all (i) bids received from Third Parties (and related analyses) relating to the Business, (ii) confidentiality, joint defense or similar agreements with prospective purchasers of the Products or the Business, (iii) strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets, the Assumed Liabilities and the Business, (iv) analyses regarding the competitive landscape (e.g., consultant reports regarding the market and likely future developments) of the Products or the Business (to the extent protected by applicable attorney client privilege, attorney work product or other legal privilege), (v) presentations or minutes relating to any of the meetings of Debtors’ board of directors or committees thereof, including materials relating to strategic alternatives, including the transactions contemplated by this Agreement and (vi) presentations or other materials relating to discussion with Seller’s lenders or key constituents or counterparties; and (b) all personnel records (including all human resources and other records), whether or not held by Seller or any of its Subsidiaries and whether or not relating to employees (other than the Continuing Employees) of Seller or any of its Subsidiaries.

“Excluded Liabilities” means the following Liabilities of Seller or any of its Subsidiaries (other than Liabilities of the Acquired Entities) of whatever nature, whether presently in existence or arising or asserted hereafter: (a) Taxes attributable to periods ending on or prior to the Closing Date; provided that Transfer Taxes and Apportioned Obligations shall be allocated between Buyer and Seller as provided in Section 5.3.2, (b) all Liabilities arising out of, resulting from, or relating to any Excluded Assets; (c) all indebtedness of the Debtors’ set forth on Section 1.1.2(c) of the Seller Disclosure Schedules; (d) fees, costs and expenses incurred in connection with the Chapter 11 Cases or the Transactions (except as otherwise contemplated by this Agreement); (e) any transaction, change of control, success, retention or stay bonuses, severance, incentive, or deferred compensation payments or other similar payments or obligations payable to any current or former employee, officer, director or other individual service provider of Seller or its Subsidiaries (including the Business Employees) in connection with or arising out of the consummation of the Transactions (including any “double-trigger” severance or other payments or obligations payable in combination with any other event), other than retention amounts payable under the NanoString Technologies, Inc. 2024 Key Employee Retention Plan and the Retention Bonus Letters thereunder; (f) any outstanding and unpaid bonus, commission or incentive obligations in respect of any current or former employee, officer, director or other individual service provider of Seller or its Subsidiaries (including the Business Employees), other than retention amounts payable under the NanoString Technologies, Inc. 2024 Key Employee Retention Plan and the Retention Bonus Letters thereunder; (g) all Liabilities at any time arising under, pursuant to or in connection with each Plan that is not an Assumed Plan and any other benefit or compensation plan, program, policy, contract, agreement or arrangement, in each case, at any time sponsored, maintained, contributed to or required to be contributed to by Seller or any of its Affiliates or under or with respect to which Seller or any of its Affiliates has (or has had) any Liability; (h)  all Liabilities relating to or arising out of the employment or service or termination of employment or service of any Person (including any Continuing Employees), at any time prior to or upon the Closing, excluding in respect of any accrued and unused paid time off or sick time accrued prior to or on the Closing by Continuing Employees; (i) all accrued and unpaid accounts payable of the Business as of the Closing Date, including legal expenses accrued but unpaid as of the Closing Date related to any Litigation (but, for the avoidance of doubt, all other Liabilities related to the Litigation set forth on Section 3.1.6 of the Seller Disclosure Schedules are Assumed Liabilities) to which Seller or its Subsidiaries are party, in each case, whether invoiced before or after Closing, (j) all Cure Costs required to be paid pursuant to Section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Purchased Contracts as finally determined by the Bankruptcy Court, and (k) any Liabilities set forth on Section 1.1.2(k) of the Seller Disclosure Schedules.

“Execution Date” has the meaning set forth in the preamble hereto.

“Exploit” or “Exploited” means the exercise of any and all rights in respect of the Products, including to Manufacture, make, have made, import, export, use, have used, sell, offer for sale, have sold, license, research, develop, Commercialize, register, hold or keep (whether for disposal or otherwise), transport, treat, store, distribute, promote, market, sell or otherwise dispose of, and “Exploitation” means actions taken to Exploit.

“Export Control Laws” means all applicable U.S. export and re-export laws and regulations, including, the Export Control Reform Act of 2018 and, where applicable, the Export Administration Act of 1979, including but not limited to: the Export Administration Regulations, the Oﬃce of Foreign Asset Control Regulations and the International Traﬃc in Arms Regulations.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Final Order” shall mean an Order or judgment of the Bankruptcy Court entered by the clerk of the Bankruptcy Court or such other court on the docket in the Chapter 11 Cases or the docket of such other court, which has not been modified, amended, reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari new trial, reargument or rehearing thereof has been sought, such order or judgment of the applicable Bankruptcy Court, or other court of competent jurisdiction shall have been affirmed by the highest court to which such Order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure or a similar rule of such other court of competent jurisdiction; provided that with respect to the Bankruptcy Court, the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

“Financial Statements” has the meaning set forth in Section 3.1.15.

“Finished Goods Inventory” means all Products (including samples) in finished form packaged and ready to be shipped to customers or other parties by Seller and/or its Subsidiaries (or designees thereof).

“Fraud” means a Person’s knowing and intentional fraud under Delaware law in making the representations and warranties contained in Article 3 of this Agreement and shall require an affirmative showing of (i) a false representation of material fact; (ii) actual knowledge that such representation is false, or reckless indifference to the truth; (iii) an intention to induce a party to act or refrain from acting in reliance upon it; (iv) such party’s actual reliance thereon to its detriment; and (v) such counterparty suffering damage by reason of such reliance. “Fraud” does not and shall not include equitable fraud, promissory fraud, unfair dealings fraud or any torts based on negligence or recklessness.

“GAAP” has the meaning set forth in Section 3.1.15.

“Governmental Authority” means (i) any governmental or public department, central bank, court, minister, governor-in-council, cabinet, commission, tribunal, board, bureau, agency, commissioner or instrumentality or other regulatory or administrative authority, whether international, multinational, national, federal, provincial, state, municipal, local, or other; (ii) any subdivision or authority of any of the above; (iii) any stock exchange; (iv) any arbitral body (public or private), and (v) any quasi- governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, which, for the avoidance of doubt, includes the FDA, any corresponding foreign agency and any other federal, state, provincial, local or foreign Governmental Authority with jurisdiction over the authorization, approval, marketing, advertising, sale, pricing, storage, distribution, use, handling and control, safety, efficacy, reliability or manufacturing of medical device or similar products.

“Hazardous Materials” means any materials, substances or wastes for which Liability or binding standards of conduct may be imposed pursuant to any Environmental Laws, including any petroleum products or byproducts, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, lead, toxic mold or radioactive materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all of the following: (a) Patents; (b) copyrights and other equivalent rights in works of authorship (published or unpublished), moral rights (or other similar rights), copyright registrations and applications for copyright registration (“Copyrights”); (c) designs, design registrations, design registration applications; (d) names, trade names, business names, corporate names, domain names, social media accounts, website names and world wide web addresses, common law trademarks, trademark registrations, trademark applications, unregistered trademarks, service marks, trade dress and logos, slogans, and other designations of source or origin, and all goodwill related to the foregoing (“Trademarks”); (e) rights in computer programs and software (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (collectively, “Technology”); (f) rights in trade secrets and all other confidential information, know-how, inventions, improvements, processes, formulae, models, techniques, plans, ideas, concepts, designs, business, scientific and technical data or information, and methodologies (“Trade Secrets”); (g) registrations and applications for any of the foregoing; (h) all goodwill associated or arising in connection with the forgoing; and (i) all other intellectual property or proprietary rights of any kind or nature arising under any jurisdiction.

“Interim Period” means the period between the close of business on the Execution Date and the earlier of (x) Closing and (y) the termination of this Agreement.

“IRS” means the Internal Revenue Service or any successor Governmental Authority.

“Joint Written Instructions” has the meaning set forth in Section 8.2.5.

“Law” means any (i) applicable national, supranational, domestic or foreign, federal, state, provincial or local statute, law (including the common law), act, treaty, code, constitution, ordinance, Order, decree, rule, administrative interpretation, regulation, or by-law, and (ii) any other policy, guideline, notice, protocol or requirement having the force of law of any Governmental Authority, in each case as in effect from time to time.

“Lease Assignment” means the Lease Assignment and Assumption Agreement, in substantially the form attached as Exhibit E.

“Leased Real Property” has the meaning set forth in Section 2.1.1(j).

“Liability” means any debt, loss, liability, obligation, commitment, claim, damage, demand, fine, judgment, deficiency, fee, charge or penalty, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, fixed or contingent, matured or unmatured, direct or indirect, determined or determinable or otherwise (including all adverse reactions, recalls, product and packaging complaints or other liabilities), whether arising under any Law, Order, Contract or otherwise and without regard to when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

“Litigation” means any claim, action, charge, complaint, audit, investigation, inquiry, arbitration, mediation, hearing, proceeding, suit (whether civil, criminal, administrative, or investigative or appellate proceeding), warning letter, or notice of violation.

“Look-Back Date” means January 1, 2023.

“Manufacture”, “Manufacturing” and “Manufactured” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of the Products, or any intermediate, quality assurance and quality control testing thereof prior to the distribution of the Products.

“Material Adverse Effect” means any event, result, effect, occurrence, state of facts, circumstance, development, condition or change, that, individually or in the aggregate, is material and adverse to (a) the business, results of operations, assets, liabilities or financial condition of the Business or the Purchased Assets and the Assumed Liabilities, taken as a whole, or (b) Seller’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that none of the following, and no event, fact, condition, occurrence, change, development, circumstance or effect to the extent resulting from the following, shall be deemed (individually or in combination) to constitute, or shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (i) general political or economic conditions or conditions affecting the capital or financial markets generally, including the worsening of any existing conditions or changes affecting the availability or cost of financing; (ii) conditions generally affecting any industry or industry sector in which the Seller and its Subsidiaries operate or compete or any conditions generally affecting the medical device or healthcare industry; (iii) any change in accounting requirements, applicable Laws or the enforcement, implementation or interpretation thereof; (iv) any hostility, act of war, sabotage, terrorism or military actions, or any escalation of any of the foregoing; (v) any hurricane, flood, tornado, earthquake, pandemic (including COVID-19 or any permutation thereof) or other natural disaster or force majeure event; (vi) (A) the entry into market of a product or products competitive with any of the products of the Seller and its Subsidiaries or any change in the sales, financial results of any such products, or other impact on the products of the Seller and its Subsidiaries, as a result of competition from another product or (B) the outcome of any other development, ruling or judgment related to or arising out of the Litigation set forth on Section 3.1.6 of the Seller Disclosure Schedules; (vii) this Agreement, the transactions contemplated hereby or the Chapter 11 Cases, including the public announcement thereof or the impact of such announcement or pendency on the relationship of Seller with any supplier, distributor, customer, partner or similar relationship or any loss of employees resulting therefrom; provided that this clause (vii) shall not apply to, and shall be disregarded with respect to, references to “Material Adverse Effect” in the representations and warranties made by Seller in Section 3.1.3 and the related condition set forth in Article 6; (viii) the failure of the Seller and its Subsidiaries to achieve any financial projections, predictions, forecasts or estimates of revenues for any period (provided that the underlying causes of such failure shall not be excluded unless otherwise excluded pursuant to this definition); (ix) any act or omission of Seller or any of its Subsidiaries required or permitted by the terms of this Agreement with the prior consent of or at the request of Buyer; (x) actions taken by Buyer or its Affiliates; (xi) (A) the commencement or pendency of the Chapter 11 Cases, (B) any objections in the Bankruptcy Court to (1) this Agreement, any Ancillary Agreement or the Transactions, (2) the reorganization of Seller or its Subsidiaries, (3) the Bidding Procedures Order or (4) the assumption or rejection of any Purchased Contract otherwise in compliance with this Agreement, or (C) any Order of the Bankruptcy Court or any actions or omission of Seller or its Subsidiaries required to be taken (or not taken) to comply therewith; (xii) any act or omission by Seller or any of its Subsidiaries required to be taken pursuant to the terms of the DIP Financing Order; (xiii) any change in the market price, credit rating or trading volume of the Seller’s stock or other securities or any change affecting the ratings or the ratings outlook for the Seller (provided that the underlying factors contributing to any such change shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); and (xiv) any cyber attack; except, in the case of clauses (i) through (v), to the extent that any such event, result, effect, occurrence, fact, circumstance, development, condition or change has a disproportionate effect on the Purchased Assets and Assumed Liabilities, taken as a whole, relative to other Persons operating businesses similar to the Business.

“Material Contracts” has the meaning set forth in Section 3.1.21(a).

“Non-US Plan” has the meaning set forth in Section 3.1.12(h).

“Notice” has the meaning set forth in Section 9.2.1.

“Offer Employee” means each individual who is employed by Seller or any of its Subsidiaries (other than an Acquired Entity) as of the date of this Agreement.

“Order” means any judicial, arbitral, administrative, ministerial, departmental or regulatory writ, judgment, edict, directive, adjudication, decree, injunction, ruling, order, decision, award or other binding obligation, pronouncement, determination or similar action taken by, or applied by, any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Ordinary Course” means, with respect to an action taken by a Person, that such action is (i) substantially consistent with the past practices of the Person and (ii) taken in the ordinary course of the normal day-to-day operations of the Person.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Seller or any of its Subsidiaries.

“Owned Technology” means any tangible embodiments of Intellectual Property (including Technology and Trade Secrets), in each case owned or purported to be owned by Seller or any of its Subsidiaries.

“Outside Date” means June 30, 2024.

“Party(ies)” has the meaning set forth in the preamble hereto.

“Patent Assignment Agreement” means the Patent Assignment Agreement, in substantially the form attached as Exhibit C.

“Patents” means all issued patents and patent applications, provisional patent applications, applications for reissues, industrial designs, or invention disclosures in any country or supranational jurisdiction, and any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, confirmations, re-examinations, extensions, and supplementary protection certificates and the like.

“Payee” has the meaning set forth in Section 5.3.1(a).

“Payer” has the meaning set forth in Section 5.3.1(a).

“Payments” has the meaning set forth in Section 5.3.1(a).

“Permit” means with respect to any Person, any permit, license, grant, authorization, consent, registration, certificate, franchise, certification, variance, exemption, Order or approval or similar authorization of any Governmental Authority having jurisdiction over the Person.

“Permitted Encumbrance” means any (a) Encumbrance for utilities and Taxes not yet due or delinquent or for those Taxes being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (b) Encumbrance imposed by Law that does not or would not be reasonably expected to materially detract from the current value of, or materially interfere with, the present use and enjoyment of any Purchased Asset subject thereto or affected thereby in the Ordinary Course; (c) Encumbrance incurred or deposit made to a Governmental Authority in connection with any Permit, (d) non-exclusive licenses of Intellectual Property granted in the Ordinary Course; (e) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Encumbrances granted or which arise in the Ordinary Course for amounts which are not due and payable; (f) Encumbrances that would not reasonably be expected to materially detract from the property and/or use of the property for its current purpose; (g) Encumbrances expressly contemplated by the Sale Order; and (h) Encumbrances disclosed on Section 1.1.3 of the Seller Disclosure Schedules.

“Person” means any individual, partnership, limited partnership, limited liability partnership, limited liability company, unlimited liability company, joint stock company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity, including a Governmental Authority, and pronouns have a similarly extended meaning.

“Personal Data” means any information or data that (a) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, or (b) “personal data,” “personal information,” “personally identifiable information,” “protected health information,” or similar term as defined in applicable Laws relating to data protection, data privacy, and data security.

“Personnel Records” means the following current employment and current personnel information with respect to each Continuing Employee, in each case, to the extent permitted by applicable Law: salary, wage grade, job description, variable compensation targets, performance documentation, training and continuing education records, business and personal mailing addresses and telephone numbers, any employment, confidentiality, restrictive covenants and/or intellectual property assignment agreements, employee handbook and policy acknowledgments, and any other employment-related agreements, acknowledgements and authorizations, Family and Medical Leave Act (or similar) records, disability accommodation records, workplace injury records, internal or external complaints by or concerning such Continuing Employee, Forms I-9 (Employment Eligibility Verification) related to such Continuing Employee; provided that Personnel Records shall not include any medical records.

“Petition Date” has the meaning set forth in the recitals.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject thereto) and all other stock purchase, stock option, restricted stock, equity, equity-based, severance, termination, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, retirement, and other benefit or compensation plan, program, agreement or arrangement, in each case, which is maintained, sponsored or contributed to by Seller or any of its Subsidiaries or under or with respect to which Seller or any of its Subsidiaries has any Liability (other than any such employee benefit plan maintained for employees located outside of the United States that are required under applicable Law and maintained by a Governmental Authority).

“Post-Closing Tax Period” has the meaning set forth in Section 5.3.2(b).

“Pre-Closing Tax Period” has the meaning set forth in Section 5.3.2(b).

“Products” means Seller’s and its Subsidiaries’ products (including all product platforms, all models and all modifications of the products) as of the Closing, including the nCounter® Analysis System and all product platforms, the GeoMx Digital Spatial Profiler and product platforms, the CosMx Spatial Molecular Imager and all product platforms, the AtoMx Spatial Informatics Platform, TAP services projects and all other services projects, and the consumables related to GeoMx, CosMx and nCounter product platforms.

“Public Statement” has the meaning set forth in Section 5.2.

“Purchase Price” has the meaning set forth in Section 2.3.1(b).

“Purchased Assets” has the meaning set forth in Section 2.1.1.

“Purchased Contracts” has the meaning set forth in Section 2.1.1(a).

“Purchased Intellectual Property” means the Intellectual Property licensed to Seller or its Subsidiaries under the Purchased Contracts, and all other Owned Intellectual Property.

“Purchased Permits” has the meaning set forth in Section 2.1.1(d).

“Purchased Product Records” means all books and records (including records of call center activity) primarily relating to the Business to the extent owned, maintained and in the possession or control of Seller or any of its Subsidiaries and reasonably necessary or used to monitor the collection or payment of royalties with respect to the Products, maintain, prosecute, or enforce the Purchased Intellectual Property or Regulatory Approvals, Manufacture, Research, develop and Exploit the Products throughout the world, but excluding, in all cases, the Excluded Items and any Intellectual Property included therein.

“Purchased Regulatory Approvals” means the Regulatory Approvals set forth on Section 1.1.5 of the Seller Disclosure Schedules; provided, however, “Purchased Regulatory Approvals” shall not include Permits other than Purchased Permits.

“Purchased Technology” means all tangible embodiments of Intellectual Property (including Technology and Trade Secrets), in each case licensed to Seller or its Subsidiaries under the Purchased Contracts, and all other Owned Technology.

“Regulatory Approvals” means all approvals (including pricing and reimbursement approvals required for marketing authorization), clearances, de novos, exemptions, product and/or establishment licenses, registrations or authorizations of any Regulatory Authorities required to Exploit the Products in any jurisdiction.

“Regulatory Approval Transfer Documentation” means, (x) with respect to Seller, a letter or letters to the applicable Regulatory Authority transferring the rights to the Purchased Regulatory Approvals to Buyer and a letter or letters to the applicable Regulatory Authority, notifying it of the transfer of the Purchased Regulatory Approvals to Buyer, as well as any similar letters to any other applicable Regulatory Authority, in each case delivered to Buyer for further delivery on behalf of Seller in the form to be reasonably agreed to by Buyer and Seller; and (y), with respect to Buyer, a letter or letters to the applicable Regulatory Authority assuming responsibility for the Purchased Regulatory Approvals from Seller and a letter or letters to the applicable Regulatory Authority from Buyer, notifying it of the transfer of the Purchased Regulatory Approvals from Seller to Buyer, as well as any similar letters to any other applicable Regulatory Authority, in each case, copying Seller and in the form to be reasonably agreed by Buyer and Seller.

“Regulatory Authority” means any Governmental Authority with authority over the Research, development, registration, Manufacture, making, having made, use and Commercialization of a medical device or similar product (including the Products).

“Regulatory Filings” means, individually or collectively, all applications, filings, submissions, licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers with respect to the testing, Research, development, registration, manufacture, making, having made, use and Commercialization of the Products made to or received from any Regulatory Authority in a given country, and all correspondence related to any of the foregoing.

“Representatives” means a Party’s officers, directors, employees, agents, attorneys, accountants, consultants, advisors, financing sources and other representatives.

“Research” means all activities related to the research, identification, screening and testing of a Product.

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement.

“Sale Order” has the meaning set forth in Section 5.7.1(a).

“Sanctions” means all applicable Laws concerning economic sanctions.

“Sanctioned Country” means any of Cuba, Iran, North Korea, Syria, and the Crimea region or so-called Donetsk People’s Republic or Luhansk People’s Republic regions in Ukraine.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under any Sanctions, including (i) any Person identiﬁed in any list of Sanctioned Persons maintained by (A) the U.S. Department of Treasury, Oﬃce of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security or the U.S. Department of State, (B) His Majesty’s Treasury of the United Kingdom, (C) any committee of the United Nations Security Council or (D) the European Union, (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii).

“SEC” means the U.S. Securities and Exchange Commission and any successor agency thereto.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Disclosure Schedules” means the disclosure schedules of Seller delivered by Seller pursuant to this Agreement.

“Seller Financial Advisor” means Perella Weinberg Partners LP.

“Seller SEC Documents” has the meaning set forth in Section 3.1.

“Seller’s Knowledge” means the actual knowledge of any one of Brad Gray, Thomas Bailey, Joseph Beechem, Todd Garland, Bjorn Johnson and Kathy Surace-Smith without personal liability on the part of any of them.

“Subsidiary” means any entity of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Successful Bidder” has the meaning set forth in Section 8.1.3.

“Tax Return” means any return, declaration, report, election, notice, filing, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and includes any amended returns required as a result of examination adjustments made by the IRS or other Taxing Authority.

“Taxes” means all taxes of any kind, and all charges, fees, customs, levies, duties, excises, premiums, imposts, required deposits or other assessments, including all federal, state, local or foreign net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, transfer, gains, windfall profits, net worth, asset, transaction and other taxes, and any interest, penalties, fines or additions to tax with respect thereto, imposed upon any Person by any Taxing Authority or other Governmental Authority under applicable Law.

“Taxing Authority” means any Governmental Authority or any quasi-governmental body exercising tax regulatory authority.

“Third Party” means any Person other than Seller, Buyer and their respective Affiliates and permitted successors and assigns.

“Top Customer” has the meaning set forth in Section 3.1.22.

“Top Supplier” has the meaning set forth in Section 3.1.22.

“Trademark” has the meaning set forth in the definition of “Intellectual Property.”

“Trademark Assignment Agreement” means the Trademark Assignment Agreement, in substantially the form attached as Exhibit D.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning set forth in Section 5.3.2(a).

1.2           Construction. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively, and do not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its successors and permitted assigns; (e) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; (g) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”, (h) all references to “made available” means, when used with respect to any document or other item of information, that such document or other item of information was provided or made available to Buyer in the “virtual data room” prepared by Seller to which Buyer has been provided access prior to the date hereof; and (i) references to monetary amounts are denominated in United States Dollars and all references to “$” shall be deemed to refer to United States dollars. The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

Article 2
SALE AND PURCHASE OF ASSETS; LIABILITIES

2.1           Sale of Purchased Assets.

2.1.1       Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement and the Ancillary Agreements, at and effective as of the Closing, Seller shall (or shall cause its applicable Subsidiaries to), sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller (or such Subsidiaries), all rights, title and interests of Seller or its Subsidiaries in and to all of the assets, properties, interests, rights and claims of Seller and its Subsidiaries, other than the Excluded Assets, including the following (collectively, the “Purchased Assets”), in each case free and clear of any Encumbrances (other than Permitted Encumbrances and Assumed Liabilities):

(a)           all rights and interests of Seller or its Subsidiaries under the Contracts set forth in Section 2.1.1(a) of the Seller Disclosure Schedules, which Section of the Seller Disclosure Schedules may be modified (unless otherwise indicated in the Seller Disclosure Letter) from the date hereof through five (5) Business Days prior to the Closing Date in accordance with Section 4.3.1 (the “Purchased Contracts”);

(b)           the Purchased Product Records;

(c)           the Purchased Intellectual Property and Purchased Technology, including all rights to sue for past, present, and future infringement, misappropriation, or violation thereof;

(d)           all Permits that are listed on Section 2.1.1(d) of the Seller Disclosure Schedule, to the extent assignable or transferable (the “Purchased Permits”);

(e)           all Finished Goods Inventory owned by and in the possession or custody of Seller and its Subsidiaries;

(f)           all raw materials, work-in-process, demonstration equipment, components, packaging material or similar items used by third-party contract manufacturers, in each case, in the production or distribution of the Products and in the possession or custody of Seller and its Subsidiaries;

(g)           all advertising, marketing, sales and promotional materials relating to the Products;

(h)           all URLs, websites, social media accounts, website content, fax numbers and telephone numbers;

(i)            all pre-paid expenses and security deposits;

(j)            all rights and interests of Seller or its Subsidiaries under Purchased Contracts for the lease, sublease, license, or other right to use or occupy real property, as set forth in Section 2.1.1(a) of the Seller Disclosure Schedules (such real property, the “Leased Real Property”);

(k)           all Purchased Regulatory Approvals to the extent transferable under law;

(l)            copies of the Personnel Records;

(m)          all Employee Equipment;

(n)           the sponsorship of all Assumed Plans and any assets or property in respect of any Assumed Plan;

(o)           all Accounts Receivable;

(p)           all insurance policies (other than the D&O Policies and those funding a Plan that is not an Assumed Plan), to the extent transferable, including all insurance recoveries thereunder and all rights to assert claims thereunder;

(q)           all goodwill of Seller as a going concern and any goodwill related to the Business, the Purchased Assets and the Assumed Liabilities;

(r)           all rights of Seller under any non-disclosure or confidentiality, non-compete, non-interference or non-solicitation agreements with current and former employees and agents of Seller or Acquired Entities or with third parties, in each case, related to the Purchased Assets or the Business (or any portion thereof);

(s)           all refunds, overpayments, credits or rebates with respect to Taxes that are Assumed Liabilities;

(t)           all Avoidance Actions against any of Seller’s vendors, suppliers, customers or trade creditors with whom Buyer continues to conduct business in regard to the Purchased Assets after the Closing and any of their Affiliates;

(u)           all bank accounts of Seller and its Subsidiaries set forth on Section 2.1.1(u) of the Seller Disclosure Schedules; and

(v)           the Equity Securities of the Acquired Entities (and, for the avoidance of doubt, thereby indirectly all of the assets, rights, Contracts and Liabilities of the Acquired Entities).

2.1.2       Excluded Assets. Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreement, (a) Buyer shall not acquire the Excluded Assets, including any Contract set forth on Section 2.1.2 of the Seller Disclosure Schedules (each such contract an “Excluded Contract”), which Section of the Seller Disclosure Schedules may be modified (unless otherwise indicated in the Seller Disclosure Letter) from the Execution Date through five (5) Business Days prior to the Closing Date in accordance with Section 4.3.1, subject in all cases to the provisions set forth in Section 2.1.1(a) and Section 2.1.1(a) of the Seller Disclosure Schedules, (b) the Purchased Assets shall not include the Excluded Assets, and (c) Seller shall retain the Excluded Assets following the Closing.

2.1.3       Retention of Rights. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Seller retains, on behalf of itself and its Affiliates, a right to retain copies of all or any part of all documentation that Seller delivers to Buyer pursuant to this Agreement as may be reasonably necessary to exercise its or its Affiliates’ respective rights or perform its or its Affiliates’ respective obligations under this Agreement or any Ancillary Agreement, for a purposes of administration of the Chapter 11 Cases, and for purposes of complying with Law.

2.2           Liabilities.

2.2.1       Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall (or shall cause its applicable Subsidiaries to) assign to Buyer and Buyer shall assume from Seller or its applicable Subsidiaries and agree to pay and discharge when due, all Liabilities of Seller and its Subsidiaries other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), including the following:

(a)           all Liabilities arising under the Purchased Contracts;

(b)           all Liabilities arising from the ownership of the Purchased Assets or the conduct or operation of the Business;

(c)           all Liabilities relating to the ownership of the Equity Securities of the Acquired Entities (and, for the avoidance of doubt, thereby indirectly, the Liabilities of the Acquired Entities whether arising prior to or after the Closing);

(d)           all Liabilities for Transfer Taxes allocated to Buyer as provided in Section 5.3.2;

(e)           all Liabilities directly relating to the sponsorship of any Assumed Plans and all Liabilities relating to the employment in respect of the Continuing Employees by Buyer or one of Buyer’s Affiliates following the Closing (other than Liabilities arising as a consequence of any breach of representation or warranty or covenant by Seller hereunder);

(f)           all Liabilities related to the litigation matters set forth on Section 3.1.6 of the Seller Disclosure Schedules; and

(g)           all Liabilities for any accrued and unused paid time off or sick time accrued prior to or on the Closing by any Continuing Employee.

2.2.2       Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, neither Buyer nor any of its Affiliates shall assume, nor shall they be or become responsible for, any Excluded Liabilities or any Liabilities of Seller or any of its Subsidiaries, other than the Assumed Liabilities. For greater certainty, the Excluded Liabilities shall remain the sole obligation and responsibility of Seller and its Subsidiaries.

2.3           Consideration.

2.3.1       Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the conveyances contemplated under Section 2.1, Buyer shall:

(a)           at the Closing, assume the Assumed Liabilities; and

(b)           at the Closing, pay to Seller an amount equal to $392,555,000.00 (the “Purchase Price”), less the Deposit (together with any and all investment interest thereon, if any), by wire transfer of immediately available funds to the account designated by Seller by written Notice to Buyer, such written Notice to be provided at least five (5) Business Days prior to the Closing Date (such amount, the “Closing Payment”).

2.3.2       Cure Costs. As soon as reasonably practicable and, in any event no later than when filed with the Bankruptcy Court, Seller shall deliver to Buyer a certificate setting forth the Cure Costs (together with reasonable supporting documentation) (the “Cure Cost Certificate”).

2.3.3       Allocation of Consideration. Buyer shall reasonably allocate the Purchase Price (and the Assumed Liabilities, to the extent properly taken into account under applicable tax laws “Tax Laws”), among the Purchased Assets in accordance with Section 1060 of the Code and all other applicable Tax Laws and consistent with Section 2.3.3 of the Seller Disclosure Schedules (the “Allocation”) within ninety (90) days following the Closing and shall deliver to Seller a copy of such Allocation promptly after such determination. Seller shall have the right to review and raise any reasonable objections in writing to the Allocation during the thirty (30) day period after its receipt thereof. If Seller disagrees with respect to any item in the Allocation, the Parties shall negotiate in good faith to attempt to resolve the dispute. To the extent Buyer and Seller cannot resolve any such dispute, the dispute will be referred to a nationally recognized accounting firm to be mutually agreed on by Buyer and Seller (the “Accounting Firm”) for resolution. Buyer and Seller agree to file their respective IRS Form 8594 and all federal, state and local Tax Returns in accordance with the Allocation (as agreed by the Parties or as resolved by the Accounting Firm) and agree not to take any position inconsistent with the Allocation in any Tax Return, in any refund claim, in any litigation or otherwise, except as otherwise required by a “determination” as defined in Section 1313(a) of the Code (or corresponding provision of state or local law).

2.4           Closing. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the New York, New York offices of Willkie Farr & Gallagher LLP, at 10:00 a.m. local time, on the third (3rd) Business Day following satisfaction of all conditions (other than those that by their terms are to be satisfied or taken at the Closing) set forth in Article 6 (or, to the extent permitted by applicable Law, waived by the Party entitled to the benefits thereof), or such other time and place as the Parties may mutually agree to in writing (such date of the Closing being hereinafter referred to as the “Closing Date”).

2.5           No Offset. Buyer’s obligations under this Article 2 shall not be subject to offset or reduction.

2.6           Deposit. At Closing, Buyer and Seller shall deliver Joint Written Instructions to the Escrow Agent to release the Deposit (together with any and all investment interest thereon, if any) to Seller in accordance with the Deposit Escrow Agreement.

Article 3
REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows, with each such representation and warranty subject to (a) such exceptions, if any, as are set forth in the corresponding section of the Seller Disclosure Schedules and (b) disclosure in any reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Seller with the SEC (the “Seller SEC Documents”) publicly filed or furnished on or after the Look-Back Date and prior to the date of this Agreement other than any information (other than statements of fact) in the “Risk Factors,” or “Note About Forward-Looking Statements” sections of such Seller SEC Documents or other forward-looking or predictive statements in such Seller SEC Documents; provided, however, that nothing disclosed in the Seller SEC Documents filed by Seller prior to the date hereof shall be deemed to modify or qualify any representation or warranty set forth in Section 3.1.1 (Organization; Good Standing; Qualification), Section 3.1.3 (Authorizations and Consents), Section 3.1.4 (No Broker) and Section 3.1.5 (Capitalization). Disclosures in any section or paragraph of the Seller Disclosure Schedules shall be deemed disclosed with respect to any other sections or paragraphs of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other sections or paragraphs.

3.1.1       Organization; Good Standing; Qualification. Seller is a corporation validly existing and in good standing under the Laws of the State of Delaware. Each Acquired Entity is validly existing and in good standing under the Laws of the jurisdiction of its organization (to the extent such concept exists in such jurisdiction). Seller is duly qualified to carry on business in each jurisdiction in which the nature or character of the properties and assets owned, leased or operated by it, including for greater certainty, the Purchased Assets, or the nature of its business or activities, including for greater certainty, the operation of the Business, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Each Acquired Entity is duly qualified or otherwise authorized to carry on business in each jurisdiction in which the nature or character of the properties and assets owned, leased or operated by it or the nature of its business or activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Seller has delivered to Buyer accurate and complete copies of the Organizational Documents of each of the Acquired Entities.

3.1.2       Authority and Enforceability. Seller has the requisite power, authority and capacity to enter into this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to the Bidding Procedures Order and Sale Order, to perform its obligations hereunder or thereunder and to complete the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which it is or will be a party, the performance of the obligations hereunder or thereunder and the consummation of the transactions contemplated hereby or thereby have been, or will be at or prior to Closing, duly authorized by all necessary action on the part of Seller. This Agreement and each of the Ancillary Agreements to which Seller is or will be a party, have been, or will be at or prior to Closing, duly executed and delivered by Seller, and, subject to the Bankruptcy Court’s entry of the Sale Order, constitute or will constitute a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”).

3.1.3       Authorizations and Consents. Except for (a) the entry of the Bidding Procedures Order and the Sale Order and, as applicable, the expiration or waiver of the Bankruptcy Court of the applicable 14-day period set forth in Rule 6004(h) of the Bankruptcy Rules, (b) the delivery to the applicable Regulatory Authority of the Regulatory Approval Transfer Documentation and, if applicable the approval by the applicable Regulatory Authority of the transfer of the Purchased Regulatory Approvals to Buyer or its designee, and (c) items disclosed in Section 3.1.3 of the Seller Disclosure Schedules, no material Order, Permit, license, consent, approval, waiver, notification or filing, in each case, with a Governmental Authority, is required on the part of Seller for the execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby, including, for greater certainty, the transfer of the Purchased Assets.

3.1.4       No Broker. Seller has not used any broker or finder in connection with the transactions contemplated hereby, except that Seller has engaged the Seller Financial Advisor as its financial advisors, and no other broker, finder or investment banker is entitled to any fee or commission from Seller in connection with the transactions contemplated hereby.

3.1.5       Capitalization. Section 3.1.5(a) of the Seller Disclosure Schedules sets forth the authorized Equity Securities of each Acquired Entity and a complete and correct list of the issued and outstanding Equity Securities of each Acquired Entity. All of the outstanding Equity Securities of each Acquired Entity have been validly issued and, if applicable, are fully paid and non-assessable and are held of record by Seller or a Subsidiary of Seller. Except as set forth on Section 3.1.5(b) of the Seller Disclosure Schedules, no Acquired Entity owns or otherwise holds, directly or indirectly, any Equity Security in any Person. No Acquired Entity has violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Equity Securities.

3.1.6       Litigation. Section 3.1.6 of the Seller Disclosure Schedules sets forth a list of all material Litigation to which Seller or any of its Subsidiaries is a Party as of the date hereof relating to any of the Purchased Assets, the Assumed Liabilities or the Business as of the Execution Date. Except for the Chapter 11 Cases and the Litigation listed on Section 3.1.6 of the Seller Disclosure Schedules, there are no, and since the Look-Back Date to the date hereof there has not been any, material Litigation pending or, to Seller’s Knowledge, threatened against the Purchased Assets or, to the extent involving or related to the operations or conduct of the Business (including with respect to any current or former employees or other individual service providers who provided services to the Business), against Seller or its Subsidiaries. Except as set forth on Section 3.1.6 of the Seller Disclosure Schedules, as of the date hereof, there are no material Orders of or by a court of competent jurisdiction or other Governmental Authority outstanding against Seller with respect to the Business or any of the Purchased Assets, except for the Chapter 11 Cases.

3.1.7       No Violation. Subject to (a) the entry of the Bidding Procedures Order and the Sale Order and, as applicable, the expiration or waiver of the Bankruptcy Court of the applicable 14-day period set forth in Rule 6004(h) of the Bankruptcy Rules, (b) the delivery to the applicable Regulatory Authority of the Regulatory Approval Transfer Documentation and, if applicable the approval by the applicable Regulatory Authority of the transfer of the Purchased Regulatory Approvals to Buyer or its designee, and (c) items disclosed in Section 3.1.7 of the Seller Disclosure Schedules, the execution and delivery by Seller of this Agreement and each Ancillary Agreement to which it is or will be a party, the performance by Seller of its obligations hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a violation of any Law applicable to Seller; (ii) result in a breach of, or conflict with, the constituent documents of Seller or the Acquired Entities; (iii) result in a breach of or result in the loss of any rights or the imposition of obligations under, any Purchased Contract or Purchased Permit; or (iv) result in the creation of any Encumbrance (other than any Permitted Encumbrance) upon the Purchased Assets other than Encumbrances created solely as a result of the acquisition by Buyer of the Purchased Assets and assumption of the Assumed Liabilities, in each case of clauses (i) and (iii), except as would not have a Material Adverse Effect.

3.1.8       Purchased Assets.

(a)           Except as set forth in Section 3.1.8(a) of the Seller Disclosure Schedules, Seller has good and marketable title to, a valid leasehold interest in or the right to use, all of the Purchased Assets. Upon the entry and effectiveness of the Sale Order, Seller will have the power and right to sell, assign, transfer, convey and deliver, as the case may be, to the Buyer the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances and Assumed Liabilities. Other than Encumbrances that will be released upon the entry and effectiveness of the Sale Order, Seller owns or has rights to, and upon delivery to Buyer at the Closing will transfer to Buyer, good title to or a valid leasehold interest in all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances and Assumed Liabilities.

(b)           The Purchased Assets constitute substantially all of the properties, assets and rights used by the Seller and its Subsidiaries to conduct and operate the Business in substantially the same manner as conducted by Seller and its Subsidiaries before the Closing (other than the Excluded Assets).

(c)           Except as set forth in Section 3.1.8(c) of the Seller Disclosure Schedules, no other Person (other than Seller and its Subsidiaries) owns any assets that are material to operate the Business in substantially the same manner as conducted by Seller and its Subsidiaries before Closing except for personal property leased by Seller, Intellectual Property and computer software and programs licensed to Seller, products sold pursuant to distribution or similar contracts with Seller, and the Excluded Assets.

(d)           Except as set forth in Section 3.1.8(d) of the Seller Disclosure Schedules, neither Seller nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein, other than as may be provided in connection with the Leased Real Property.

3.1.9       Intellectual Property.

(a)           Section 3.1.9(a) of the Seller Disclosure Schedules sets forth a correct and complete list of all Owned Intellectual Property that is registered, issued, or the subject of an application for registration or issuance, including Patents, Trademarks, Copyrights, and domain names. Except as would not reasonably be expected to have a Material Adverse Effect, all Intellectual Property set forth on Section 3.1.9(a) of the Seller Disclosure Schedules is, to Seller’s Knowledge, subsisting, valid and enforceable.

(b)           Except as would not reasonably be expected to have a Material Adverse Effect, Seller or its Subsidiaries own all right, title and interest in and to, free and clear of all Encumbrances (other than Permitted Encumbrances) all Owned Intellectual Property, and have a valid right to use, under a Purchased Contract, all other Purchased Intellectual Property. The Purchased Intellectual Property and Purchased Technology constitute all material Intellectual Property necessary for the operation of the Business as presently conducted. Except as would not be adverse to the Business, Seller or its Subsidiaries are in possession of or have access to all Owned Technology. Except as would not be material and adverse to the Business, Seller or its Subsidiaries are in possession of or have access to all other Purchased Technology.

(c)           Except as would not reasonably be expected to have a Material Adverse Effect, (i) to Seller’s Knowledge, the operation of the Business has not, in the past three (3) years, infringed, misappropriated or violated any Intellectual Property of any Third Party and (ii) no Claims or actions are pending or, to Seller’s Knowledge, threatened in writing, (A) regarding infringement, misappropriation, dilution, or other violation of the Intellectual Property of any Person against Seller or its Subsidiaries in respect of the conduct or operation of the Business by Seller or its Subsidiaries, or (B) challenging the ownership, validity, enforceability or use of any Owned Intellectual Property or, to Seller’s Knowledge, other Purchased Intellectual Property to which Seller or its Subsidiaries have exclusive rights (except, in each case, for non-final office actions).

(d)           Except as would not reasonably be expected to have Material Adverse Effect, to Seller’s Knowledge, no Person is, or has been since the past three (3) years, infringing, misappropriating or otherwise violating any Owned Intellectual Property or other Purchased Intellectual Property to which Seller or its Subsidiaries have exclusive rights, and no such Claims have been asserted or threatened against any Person by Seller, or to Seller’s Knowledge, any other Person, since the Look-Back Date.

(e)           Except as would not reasonably be expected to have a Material Adverse Effect, all current and former employees, independent contractors, and consultants who have been involved in the creation, invention, development, authorship, conception, modification or improvement of any Intellectual Property on behalf of Seller or the Business during the course of their employment or engagement (“Contributors”) have signed and delivered to Seller written agreements including confidentiality and non-disclosure obligations in favor of Seller and its Subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect, all Owned Intellectual Property created or developed by Contributors has either vested in the Seller or its Subsidiaries by operation of law or such Contributors have signed and delivered to Seller written agreements including present-tense assignment to Seller or one of its Subsidiaries of such Intellectual Property.

(f)           Except as would not reasonably be expected to have a Material Adverse Effect, Seller has taken commercially reasonable measures to maintain and protect the Owned Intellectual Property and Owned Technology (including by timely making all applicable filing, examination, maintenance, or renewal fees), and the secrecy and value of all Trade Secrets in Seller or its Subsidiaries’ possession and used in connection with the Business. No material Trade Secrets included in the Owned Intellectual Property or Owned Technology have been disclosed or authorized to be disclosed to any Person, other than in the Ordinary Course pursuant to a written non-disclosure agreement.

(g)           Since the Look-Back Date, Seller and its Subsidiaries have been in compliance, in all material respects, with all applicable Laws, privacy policies, and Contracts relating to the collection, use, storage, destruction, modification, transfer, and other processing of Personal Data collected or used by Seller and its Subsidiaries in the conduct of the Business. To Seller’s Knowledge (i) there has been no material unauthorized access to any information technology systems used in the operation of the Business (or data stored in or processed thereby), nor (ii) any unauthorized access, disclosure, destruction, modification, or use of Personal Data that would require notification of individuals, other affected Persons, or any Governmental Authority.

3.1.10     No Material Disposals. Since the Look-Back Date, Seller has not sold or otherwise disposed of any assets (including any licenses, assignments, transfers, or abandonments of Intellectual Property or tangible embodiments thereof) that are material to the Business, other than for sales of the Products, expiration of any registered or issued Intellectual Property in accordance with its maximum statutory term and non-exclusive licenses granted in the Ordinary Course.

3.1.11     Absence of Certain Changes. Except as set forth in Section 3.1.11 of the Seller Disclosure Schedules, since December 31, 2023, (a) no event, result, effect, occurrence, fact, circumstance, development, condition or change has occurred or arisen that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) Seller has not taken any action that would be prohibited by Section 4.2.1 if taken during the Interim Period.

3.1.12     Employee and Benefit Matters.

(a)           Section 3.1.12(a) of the Seller Disclosure Schedules lists each material Plan, separated by jurisdiction and identifies each Assumed Plan.

(b)           Each Plan is and has been established, funded, maintained and administered in all material respects in accordance with its terms and with the requirements of ERISA, the Code and other applicable Law (except with respect to each Plan that is not an Assumed Plan, to the extent that the failure to so establish, fund, maintain and administer would not be reasonably expected, individually or in the aggregate, to result in material Liability to Buyer or any of its Affiliates). With respect to each Assumed Plan, all contributions and premium payments for all periods ending on the Closing Date have been made, there has been no prohibited transaction (as defined under Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) that would result in material Liability to Buyer or any of its Affiliates, and there are no material Liabilities by reason of an individual being improperly excluded from participating in any Assumed Plan or any Person being improperly allowed to participate in any Assumed Plan.

(c)           No Plan is, and neither Seller nor any of its Affiliates has any Liability under or with respect to, (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (ii) a plan that is or was subject to Section 4063 or 4064 of ERISA, or (iii) a plan that is or was subject to Section 412 of the Code, Section 430 of the Code or Title IV of ERISA. No Assumed Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413 of the Code).

(d)           If intended to be qualified within the meaning of Code Section 401(a), each Plan has received a favorable determination letter from the IRS as to its qualification, and nothing has occurred that would reasonably be expected to cause a loss of such qualification.

(e)           Except as disclosed in Section 3.1.12(e) of the Seller Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could, alone or together with any other event, (i) result in or cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment, compensation or benefit, including severance, to any Business Employee or individual independent contractor of the Business, (ii) require a contribution to any Assumed Plan, or (iii) result in any payment (whether in cash, property or the vesting of property) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).

(f)           There are no pending or, to Seller’s Knowledge, threatened (i) investigations or audits by any Governmental Authority involving the Assumed Plans or the employment practices of Seller or any of its Subsidiaries, or (ii) claims or Litigation with respect to any Assumed Plan or the employment practices of Seller or any of its Subsidiaries (other than routine claims for benefits or appeals thereof).

(g)           Since the Look-Back Date through the date hereof, there has not been, or to the Seller’s Knowledge, threatened, any allegation of sexual harassment, sexual abuse or sexual misconduct by or against any current or former director or officer of Seller or any of its Subsidiaries, and neither Seller nor any of its Subsidiaries have entered into any settlement agreement related to allegations or threatened allegations of sexual harassment, sexual abuse or sexual misconduct by or by any current or former director or officer of Seller or any of its Subsidiaries.

(h)           Neither Seller nor any of its Affiliates has any Liability to provide retiree, post-ownership or post-termination health, life or other welfare benefits to any Person, other than as required by Section 4980B of the Code and any similar Law.

(i)            Seller has provided to Buyer a complete, current and accurate list of each individual who is a Business Employee as of the date hereof (to be updated after the date hereof in accordance with Section 5.12.1), including for each, (i) name or employee identification number, (ii) job title, (iii) date of hire, (iv) annual salary or hourly rate (as applicable), (v) exempt or non-exempt status (for Business Employees located in the United States), (vi) primary work location, (vii) active or inactive status, (viii) employing entity, (ix) visa type, status and sponsoring entity (if applicable), and (x) whether represented by a union, works council, labor organization or other employee representative (“Business Employee List”).

(j)            Seller and its Subsidiaries are not a party to, nor bound by, any collective bargaining agreement or other labor-related contract with a union, works council, labor organization, or other employee representative (each, a “Collective Bargaining Agreement”), and none are currently being negotiated; and, to Seller’s Knowledge, no Business Employees are represented by any labor union, labor organization, works council, or employee representative with respect to their employment with the Seller and its Affiliates.

(k)           With respect to each Assumed Plan that is maintained for current or former employees or other service providers who reside or work primarily outside of the United States (a “Non-U.S. Plan”): (i) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing in all material respects with any applicable Governmental Authority; (ii) no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement; and (iii) no material unfunded or underfunded Liabilities exist with respect to any Non-U.S. Plan.

(l)            Neither Seller nor any of its Affiliates has any obligation to gross-up, indemnify or otherwise reimburse any Business Employee, or individual independent contractor of the Business for any Tax incurred by such individual, including under Section 409A or 4999 of the Code.

3.1.13     Compliance with Laws.

(a)           Except as set forth in Section 3.1.13(a) of the Seller Disclosure Schedules, the Business is currently being, and since the Look-Back Date has been, conducted in compliance, in all material respects, with all applicable Laws. Seller has not received any written or, to Seller’s Knowledge, oral notice of any actual or alleged material non-compliance or violation of any Laws in connection with the ownership of the Purchased Assets or the operation of the Business.

(b)           Seller and its Subsidiaries are and have been since the Look-Back Date in possession of all material Permits and Regulatory Approvals pursuant to any applicable Law required for the ownership or operation of the Purchased Assets or Assumed Liabilities. All such Permits and Regulatory Approvals are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Permit or Regulatory Approval, and none of Seller or any of its Subsidiaries has received any written notice from any Governmental Authority threatening to suspend, revoke, or withdraw any such Permit or Regulatory Approval, in each case except as would not have a Material Adverse Effect.

3.1.14     Purchased Contracts. As of the date hereof, each Purchased Contract listed or described in Section 2.1.1(a) of the Seller Disclosure Schedules is in full force and effect and is a valid and binding obligation of Seller or its Subsidiaries and, to Seller’s Knowledge, the other parties thereto, in accordance with its terms and conditions, in each case except (a) as such enforceability may be limited by the Enforceability Exceptions and (b) as set forth on Section 3.1.14 of the Seller Disclosure Schedules. Seller has made available to Buyer correct and complete copies of all Purchased Contracts in effect as of the date hereof. Except for those arising out of the Chapter 11 Cases, as set forth on Section 3.1.14 of the Seller Disclosure Schedules and payment of the Cure Costs set forth in the certificate to be delivered pursuant to Section 2.3.2, as of the date hereof, (i) Seller is not in material breach or default of its obligations under any Purchased Contract, (ii) to Seller’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a material default by Seller or its applicable Subsidiary under any such Purchased Contract, and (iii) to Seller’s Knowledge, no other party to any such Purchased Contract is in material breach or default thereunder. Except as set forth on Section 3.1.14 of the Seller Disclosure Schedules, (x) neither Seller nor any Subsidiary has subleased, licensed or otherwise granted to any third Person (unaffiliated with Seller and its Subsidiaries) the right to use or occupy any Leased Real Property or any portion thereof and (y) neither Seller nor any Subsidiary has collaterally assigned or granted any other security interest in any Leased Real Property or any interest therein.

3.1.15     Financial Statements. (a) The audited consolidated balance sheet and statement of operations of Seller as of and for the fiscal year ended December 31, 2022, and (b) (i) the unaudited consolidated balance sheet of Seller as of December 31, 2023 and (ii) the unaudited consolidated statement of operations of Seller for the twelve month period ended December 31, 2023 (collectively, the “Financial Statements”) have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except as disclosed in the notes thereto and except that the unaudited Financial Statements do not contain footnotes and are subject to normal year-end audit adjustments) applied on a consistent basis throughout the periods covered except as otherwise noted therein. The Financial Statements fairly present in all material respects the financial condition of Seller and its Subsidiaries as of the dates indicated therein and the operating results of Seller and its Subsidiaries for the periods indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Financial Statements. Section 3.1.15 of the Seller Disclosure Schedules sets forth the Financial Statements.

3.1.16     Books and Records. The Purchased Product Records have been maintained in accordance with all applicable Laws in all material respects, and such Purchased Product Records are complete and accurate in all material respects. True and correct copies of all material Purchased Product Records have been made available to Buyer.

3.1.17     Sanctions and Export Controls. None of Seller or any of its Subsidiaries, nor, to Seller’s Knowledge, any of their respective directors, oﬃcers or employees is a Sanctioned Person. Except as set forth in Section 3.1.17 of the Seller Disclosure Schedules, the Business is currently, and since the Look-Back Date has been, conducted in compliance, in all material respects, with all applicable Sanctions and Export Control Laws. Except as set forth in Section 3.1.17 of the Seller Disclosure Schedules, to Seller’s Knowledge, there are no pending or threatened actions or investigations related to violations of Sanctions or Export Control Laws.

3.1.18     Foreign Corrupt Practices Act. Seller and its Subsidiaries are currently, and since the Look-Back Date have been, in material compliance with all applicable anti-bribery and anti-corruption Laws (the “Anti-Corruption Laws”), including the Foreign Corrupt Practices Act of 1977, as amended. Seller and its Subsidiaries currently maintain, and since the Look-Back Date have maintained, policies and procedures reasonably designed to ensure compliance by Seller and its Subsidiaries with, and to prevent breaches by Seller and its Subsidiaries of, the Anti-Corruption Laws.

3.1.19     Environmental Matters.

(a)           The Business is, and since the Look-Back Date has been, conducted in compliance in all material respects with all Environmental Laws, which compliance has included obtaining, maintaining and complying in all material respects with all Permits required under Environmental Law.

(b)           Neither Seller nor any of its Subsidiaries have received any written notice, and no Claim is pending or, to Seller’s Knowledge, threatened, in each case, alleging any material violation of, or material Liability under, Environmental Laws.

(c)           Neither Seller nor any of its Subsidiaries (nor, to Seller’s Knowledge, any other Person to the extent giving rise to Liability for Seller or any of its Subsidiaries) have treated, stored, disposed of, arranged for or permitted disposal of, transported, handled, manufactured, distributed, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Materials, in each case, so as to give rise to any material Liability of Seller and its Subsidiaries under Environmental Law.

(d)           Seller and its Subsidiaries have furnished to Buyer all material environmental audits, reports, assessments and other material environmental, health and safety documents relating to the current properties, facilities or operations of the Business or the Purchased Assets, in each case, that are in their possession or under their reasonable control.

3.1.20     Taxes.

(a)           (i) All material Tax Returns required to be filed by the Acquired Entities, or with respect to any Purchased Assets, have been timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes required to be paid by Acquired Entities (or due and payable with respect to the Purchased Assets) have been timely paid, whether or not shown on any Tax Return, and (iii) all material Tax withholding, collection and deposit obligations imposed on or with respect to Acquired Entities or the Purchased Assets have been satisfied in all respects;

(b)           (i) No Tax proceeding for material unpaid Taxes with respect to the Acquired Entities or any Purchased Asset is ongoing, pending or being proposed or threatened in writing by a Governmental Authority, (ii) no assessment, deficiency or adjustment with respect to material Taxes has been asserted, or proposed or threatened in writing, with respect to the Acquired Entities or any Purchased Asset, other than any assessment, deficiency or adjustment which has been fully satisfied by payment, settled or withdrawn, and (iii) in the past three years, no claim has been made by a Governmental Authority in a jurisdiction in which Seller and its Subsidiaries do not file Tax Returns or pay Taxes that any Seller or its Subsidiaries is or may be required to file a Tax Return or pay Taxes in that jurisdiction with respect to the Acquired Entities or any Purchased Asset;

(c)           (i) No Acquired Entity is a party to or bound by any Tax allocation, sharing, or indemnity agreement or arrangement with any Person (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Authority) (other than any such agreement or arrangement entered into in the Ordinary Course that is not primarily related to Taxes) for which it will have any obligation after the Closing, and (ii) no Acquired Entity (x) has ever been a member of any consolidated, affiliated, combined, unitary or similar group with respect to Taxes (other than a group the common parent of which is or was Seller or any of its Affiliates (including any Acquired Entity)) or (y) has any liability for the Taxes of any Person (other than Seller or any of its Affiliates (including any Acquired Entity)) under Treasury Regulations § 1.1502-6 (or any corresponding provisions of U.S. state or local or non-U.S. Tax Law), as a transferee or successor, or by Contract;

(d)           No Acquired Entity has requested or consented to extend the time or is the beneficiary of any extension of time (i) with respect to the due date for the filing of any Tax Return of any Acquired Entity (other than any automatic or automatically granted extension) or (ii) in which any Tax may be assessed or collected by any Governmental Authority (other than any extension which is no longer in effect or any automatic extension as a result of any ongoing Tax proceeding);

(e)           No Acquired Entity is subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence;

(f)            There are no Encumbrances with respect to Taxes upon any of the Purchased Assets other than Permitted Encumbrances;

(g)           After the Closing, the Acquired Entities will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax Law) executed prior to the Closing; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax Law) entered into or created prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing; or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing; and

(h)           Each of the Acquired Entities is and at all times since its formation has been properly classified as an association taxable as a corporation for U.S. federal and applicable U.S. state and local income Tax purposes.

3.1.21            Material Contracts.

(a)           Section 3.1.21 of the Seller Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.1.21(a) under which Seller or any of its Subsidiaries is a party and to which Seller or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities in connection with the Business, other than (A) any stand-alone purchase order not made pursuant to a separate Contract (as long as such purchase order does not impose future obligations on Seller or its Subsidiaries outside of the Ordinary Course for purchase orders of such products), (B) any Plan or confidentiality agreements to which Seller or its Subsidiaries is a party and (C) any Excluded Contracts (all Contracts of the type described in this Section 3.1.21(a), being referred to herein as the “Material Contracts”):

(i)            is or would be required to be filed as an exhibit to the Seller’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)           with a Top Customer;

(iii)          with a Top Supplier;

(iv)          requires expenditures by Seller or payments to be received by Seller in excess of $500,000 (or $100,000 solely for the purposes of Section 4.2.1(e)) in the previous twelve (12) month period and/or in the next twelve (12) month period, in each case, as measured from the date hereof;

(v)           relates to the incurrence by Seller of any indebtedness for borrowed money or any capitalized lease obligations;

(vi)          relates to the acquisition or disposition outside the Ordinary Course of any material assets or any material business, or any capital stock or equity interests of any Person (whether by merger, sale or purchase of stock, sale or purchase of assets or otherwise) entered into in the past two (2) years from the date hereof;

(vii)        (A) limits or purports to limit, in any material respect, the freedom of the Business to engage or compete in any line of business or with any Person or in any geographic area, (B) contains exclusivity or “most favored nation” obligations to which the Business is subject in favor of any Person or (C) contains any other provisions restricting or purporting to restrict the ability of the Business to sell, market, distribute, promote, manufacture, develop, commercialize or test or research the Products in any material respect, directly or indirectly through third parties (in the case of clauses (A), (B) and (C), other than any such restriction or purported restrictions that have a de minimis effect on the Business);

(viii)        is a Contract pursuant to which Seller (A) receives any license to any Intellectual Property material to the Business or the development or Exploitation of any Product (other than (w) non-exclusive licenses to use commercially available software, (x) non-disclosure agreements, (y) licenses for open source software, and (z) licenses which are merely incidental to the primary transactions contemplated by the Contract) (B) grants or licenses to a third party any rights to use any material Owned Intellectual Property (other than Intellectual Property licensed in the Ordinary Course on a non-exclusive basis);

(ix)          is a Collective Bargaining Agreement; and

(x)           relates to any settlement, conciliation or stipulation of any Litigation against Seller by any other Person, other than settlements of penalties in the Ordinary Course pursuant to a manufacturing agreement, distribution agreement or other Ordinary Course agreement for any Product.

(b)           Seller has made available to Buyer correct and complete copies of all Material Contracts in effect as of the date hereof. Except for those arising out of the Chapter 11 Cases, as set forth on Section 3.1.21 of the Seller Disclosure Schedules and payment of the Cure Costs set forth in the certificate to be delivered pursuant to Section 2.3.2, as of the date hereof, (i) Seller is not in material breach or default of its obligations under any Material Contract, (ii) to Seller’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a material default by Seller or its applicable Subsidiary under any such Material Contract, and (iii) to Seller’s Knowledge, no other party to any such Material Contract is in material breach or default thereunder.

3.1.22            Customers and Suppliers. Section 3.1.22 of the Seller Disclosure Schedule sets forth a list of (a) the top ten (10) largest customers of the Business measured by dollar value of revenue received from such customer for the year ended December 31, 2023 (“Top Customers”) and (b) for the same period, the top ten (10) suppliers and vendors based on the aggregate dollar amount of purchases by the Business (“Top Suppliers”). As of the date hereof, no such customer or supplier has (i) cancelled or terminated its business relationship with the Business, or (ii) notified or informed Seller in writing that it intends to terminate or materially alter the terms of its buying, distributing or supplying practices or its business relationship with the Business, and Seller does not otherwise have Knowledge of such intent except for Ordinary Course negotiation or re-negotiation of commercial terms. Since the Look-Back Date to the date hereof, the Business has not had any material disputes concerning any defects in its products and/or services with any such Top Customer or Top Supplier except in the Ordinary Course.

3.2          Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows.

3.2.1               Entity Status. Buyer is duly formed and validly existing under the laws of its jurisdiction of formation and has the requisite corporate power to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party.

3.2.2               Authority. The execution and delivery of and performance by Buyer of this Agreement and the Ancillary Agreements to which it is or will be a party have been, or will be at or prior to Closing, authorized by all necessary corporate action on the part of Buyer.

3.2.3               No Conflict. The execution and delivery of and performance by Buyer of this Agreement and the Ancillary Agreements to which it is or will be a party (a) do not and will not constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of Buyer’s certificate of organization, bylaws or equivalent organizational documents, (b) do not and will not constitute or result in a breach or violation of, or conflict with or allow any Person to exercise any rights under, any Contract, license, lease or instrument to which it is a party; and (c) do not result in the violation of any Law applicable to Buyer, except in the case of clauses (b) and (c), as would not materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

3.2.4               Required Authorizations. Other than delivery to the applicable Regulatory Authority of the Regulatory Approval Transfer Documentation and, if applicable the approval by the applicable Regulatory Authority of the transfer of the Purchased Regulatory Approvals to Buyer or its designee and entry of the Sale Order, no filing with (other than as required under the HSR Act), notice to or Order, Permit, approval, consent, waiver, license or similar authorization of, any Governmental Authority is required on the part of Buyer as a condition to the lawful consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which it is or will be a party.

3.2.5               Execution and Binding Obligation. This Agreement and the Ancillary Agreements to which Buyer is or will be a party have been, or will be, duly executed and delivered by Buyer and constitute, or will constitute, legal, valid and binding agreements of Buyer, enforceable against it in accordance with its terms, subject only to the Enforceability Exceptions.

3.2.6               Financial Capacity. Buyer has, and at Closing will have, sufficient cash to pay the Purchase Price and to make any other necessary payment contemplated by this Agreement or any of the Ancillary Agreements to be made at Closing. Buyer’s obligations under this Agreement are not and will not be subject to the receipt by Buyer of any financing.

3.2.7               Litigation. There is no material Litigation in progress, pending, or to Buyer’s knowledge, threatened against Buyer, which prohibits, restricts or seeks to enjoin the transactions contemplated by this Agreement or the Ancillary Agreements.

3.2.8               No Broker. Except for Goldman, Sachs & Co., no broker, agent or other intermediary is entitled to any fee, commission or other remuneration in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Buyer.

3.2.9               Solvency. Assuming (x) the accuracy of the representations and warranties set forth in Section 6.2.1 and (y) the performance by Seller of the covenants and agreements required to be performed by it under this Agreement prior to the Closing, immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (including any financings being entered into in connection therewith) and taking into account all obligations of Buyer pursuant to this Agreement and the Ancillary Agreements to which it is a party: (a) the fair saleable value of the assets of Buyer will be greater than the total amount of their respective Liabilities; (b) Buyer will be solvent and able to pay its debts and obligations in the Ordinary Course as they become due; (c) no transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements with the intent to hinder, delay or defraud either present or future creditors of Buyer in connection with the transactions contemplated by this Agreement and/or the Ancillary Agreements; and (d) Buyer will have adequate capital to carry on its business and all businesses in which Buyer is about to engage.

3.2.10             Independent Investigation. Buyer knowingly, willingly, irrevocably and expressly represents, warrants, acknowledges and agrees, on its own behalf and on behalf of its Affiliates, that Buyer has conducted to its satisfaction its own independent review and analysis of, and based thereon has formed an independent judgment concerning, the Transactions, the Purchased Assets and the Assumed Liabilities. In entering into this Agreement, Buyer has relied solely upon its own review and analysis, and the specific representations and warranties of Seller expressly set forth in Section 3.1 (as qualified or modified by the Seller Disclosure Schedule), and has not relied on, and hereby disclaims reliance on, any other representations, warranties, statements or omissions (whether by Seller or another Person). Buyer confirms that Seller has made available to Buyer and Buyer’s Representatives such opportunity to ask questions of the personnel of the Company and its Subsidiaries, as well as such access to the offices, properties and books and records of the business of the Company and its Subsidiaries as deemed appropriate by Buyer in connection with its determination to enter into this Agreement and consummate the Transactions.

3.3          Exclusivity of Representations. Except for the representations and warranties made by Seller in Section 3.1 or in any Ancillary Agreement to be delivered by Seller pursuant to this Agreement, neither Seller nor any other Person makes any express or implied representation or warranty with respect to Seller, its Subsidiaries or their businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and Seller hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Seller in Section 3.1 or in any Ancillary Agreement to be delivered by Seller pursuant to this Agreement, neither Seller nor any of its Subsidiaries or Affiliates or any other Person makes or has made any representation or warranty to Buyer or any of its respective representatives, with respect to, nor has Buyer or any of its respective representatives relied on, (i) any financial projection, forecast, estimate, budget or prospective information relating to Seller, its Subsidiaries or the Business or (ii) any oral or written information furnished or made available to Buyer or any of its representatives in the course of its due diligence investigation of Seller and its Subsidiaries, the Business, the negotiation of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, including the accuracy, completeness or currency thereof, and neither Seller nor any of its Subsidiaries or Affiliates or any other Person will have any liability to Buyer or any other Person in respect of such information, including any subsequent use of such information.

Article 4
PRE-CLOSING COVENANTS

4.1          Access and Information.

4.1.1               During the Interim Period, Seller shall, and shall cause its Subsidiaries to, (a) afford Buyer and its Representatives reasonable access to the Business and the Purchased Assets, including the Acquired Entities, and information pertaining to the Assumed Liabilities, (b) use reasonable best efforts to cause its employees and Representatives to cooperate with and aid Buyer and its Representatives in its investigation of the Business. Any request or investigation under this Section 4.1.1 shall be made or conducted on a reasonable basis by Buyer providing reasonable Notice to Seller and shall be conducted during normal business hours in such a manner as not to interfere unreasonably with the conduct of the Business, and (c) reasonably consult with Buyer regarding any material ongoing Litigation and provide Buyer with any material communications in connection therewith reasonably promptly following Seller’s receipt or delivery thereof. No investigation by Buyer or any of its Representatives or other information received by Buyer or any of its Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller (including Section 7.1) and shall not be deemed to amend or supplement the Seller Disclosure Schedules. Buyer acknowledges and agrees that Seller shall be entitled to restrict any such access to or restrict information (x) as determined, in its respective reasonable discretion, to be appropriate to ensure compliance with any Law, (y) that in the reasonable judgment of Seller would result in the disclosure of any Trade Secrets of third parties in violation of any of its obligations with respect to confidentiality and/or (z) to preserve any applicable attorney client privilege, attorney work product or other legal privilege; provided that in the event any information is withheld pursuant to this sentence, Seller shall promptly notify Buyer and at Buyer’s request, Seller shall use commercially reasonable efforts to the extent feasible to develop an arrangement to communicate or provide the applicable information (or a portion thereof) in a manner that would not conflict with the foregoing clauses (x) and (y).

4.1.2               During the Interim Period, Buyer hereby agrees it shall not contact, and it shall cause its Affiliates or Representatives to not contact, any employee, licensor, licensee, competitor, supplier, distributor or customer of Seller or its Subsidiaries with respect to the Products, the Purchased Assets, the Business, this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, without the prior written consent of Seller.

4.2          Ordinary Course of Business.

4.2.1               Except as (x) as required by applicable Law or Bankruptcy Court Order, (y) as required pursuant to the DIP Financing Order or (z) otherwise expressly provided in this Agreement, set forth on Section 4.2.1 of the Seller Disclosure Letter or for actions taken by Seller or its Subsidiaries as required in connection with the Chapter 11 Cases, during the Interim Period, Seller will use its reasonable best efforts to conduct the Business in accordance with the DIP Budget (as defined in the DIP Financing Order) in all material respects, taking into account the resources (financial or otherwise) and personnel available to Seller. Without limiting the foregoing, except (x) as required by applicable Law or Bankruptcy Court Order, (y) as required pursuant to the DIP Financing Order or (z) for actions taken by Seller or its Subsidiaries as required by this Agreement or the Chapter 11 Cases, without the prior written consent of Buyer, during the Interim Period, Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(a)           other than as otherwise authorized by the Bankruptcy Court (including, without limitation, by the Final Order (I) Authorizing Debtors to (A) Pay Certain Prepetition Employment Obligations and Compensation Obligations and (B) Maintain the Compensation Obligations and the Employee Benefits Programs and (II) Granting Related Relief Docket No. 187 or otherwise) or required by the terms of any Plan in existence as of the date hereof, (i) increase or agree to increase the base salary or incentive compensation or any other compensation or benefits of any current or former Business Employee or individual independent contractor of the Business, (ii) adopt, enter into, materially amend or terminate any Plan (or any other benefit or compensation plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof), (iii) grant, announce, or enter into any severance, retention, change in control or transaction bonus, cash or equity or equity-based incentive awards, or similar agreement or arrangement with any current or former Business Employee or individual independent contractor of the Business, (iv) increase or accelerate the vesting or payment of, or otherwise fund or secure the payment of (whether in cash, property or vesting of property) or delivery of, any compensation or benefits payable to a current or former Business Employee or other individual independent contractor of the Business, or (v) hire, promote, engage or terminate (other than for cause) any salaried Business Employee or individual independent contractor having annual base salary or annualized hourly wage rate, as applicable, in excess of $150,000;

(b)           (i) modify, extend, terminate or enter into any Collective Bargaining Agreement covering any Business Employees or (ii) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any Business Employees;

(c)           in respect of the Business or with respect to any facility at which Business Employees are located, implement or announce any employee layoffs, plant closings, reductions in compensation or other similar actions that trigger notice obligations under the WARN Act;

(d)           grant, impose or suffer to be imposed any Encumbrance upon any of the Purchased Assets or any assets of any Acquired Entity (whether tangible or intangible) other than Permitted Encumbrances or Encumbrances that will be cured prior to the Closing;

(e)            materially modify, materially breach, repudiate, extend, renew, reject, let lapse or terminate any Purchased Contract or any Material Contract (or any Contract that would be a Material Contract if entered into prior to the Execution Date), or enter into any Contract that would be a Material Contract if in existence as of the date hereof, or waive, release or assign any material rights or claims under any Purchased Contract or Material Contract, in each case other than in the Ordinary Course or as provided for in the DIP Financing Order or as contemplated or permitted in the DIP Budget;

(f)            (i) encumber, transfer, sell, assign, abandon, allow to lapse, fail to prosecute or maintain, exclusively license, or otherwise dispose of any material Owned Intellectual Property, except, in each case, other than (x) the expiration of issued or registered Owned Intellectual Property at the end of the maximum statutory term, or (y) in the Ordinary Course, or (ii) disclose any material Trade Secrets to any Person other than in the Ordinary Course pursuant to a written non-disclosure agreement or under a binding obligation of confidentiality;

(g)           Enter into any commitment for, make or authorize capital expenditures in excess of $250,000 for any individual commitment and $500,000 for all commitments in the aggregate, including for property, plant and equipment, except for those, if any, that are expressly contemplated by the DIP Financing Order;

(h)           compromise or settle any material Litigation, any opposition proceeding at the European Patent Office or any administrative proceeding at the United States Patent and Trademark Office relating to the Business or cancel, abandon or compromise any claim or waive, abandon or release any right, in each case, that is related to the Business or a Purchased Asset, including in respect of any material claim or right at the United States Patent and Trademark office or European Patent Office that relates to any pending or future patent applications;

(i)            amend the organizational documents of the Acquired Entities or issue any Equity Securities of any Acquired Entities other than to Seller or to a Subsidiary of Seller;

(j)            amend in any material respect, cancel or permit to terminate any material insurance policy naming Seller or any of its Subsidiaries as an insured, a beneficiary or a loss payable payee without first obtaining comparable substitute insurance overage with no lapse in coverage;

(k)            in case of any Acquired Entity, incur or issue any indebtedness for borrowed money, or assume, grant, guarantee or endorse, or otherwise become responsible for, any obligations of any Person, or make any loans or advances except under the DIP Financing Order or intercompany loans.

(l)            shorten or lengthen payment cycles or make any unusual or extraordinary efforts outside of the Ordinary Course to collect any accounts receivable, intercompany obligation or Liability for indebtedness, or give any discounts or concessions for early payment outside of the Ordinary Course with respect to such accounts receivable, intercompany obligation or Liability for indebtedness, or convey any interest in any accounts receivable, intercompany obligation or Liability for indebtedness to any third party;

(m)           redeem, repurchase, issue or sell any shares of, or other equity interests in, the Acquired Entities, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, call rights, subscription rights or other rights of any kind to acquire such shares, equity interests or securities;

(n)           commence any bankruptcy or insolvency proceeding with respect to any Acquired Entity;

(o)           sell, transfer, lease, sublease or otherwise dispose of any Purchased Assets or any assets of any Acquired Entity other than in the Ordinary Course;

(p)           cause or permit the assignment, assumption or other transfer of any Liability from any Person (including any Seller) to any Acquired Entity;

(q)           grant any Top Customer or Top Supplier any material discounts, pricing accommodations, or other similar changes relating to pricing, payment terms or credit support other than in the Ordinary Course;

(r)            (A) other than in the Ordinary Course, make, change or revoke any material Tax election, (B) change any annual accounting period, (C) change any material method of accounting for Tax purposes, (D) settle any claim or assessment in a Tax proceeding in respect of a material amount of Taxes, (E) surrender any right to claim a material refund for Taxes, (F) other than with respect to automatic or automatically granted extensions, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or (G) file (in a manner inconsistent with past practice) or amend any material Tax Return, in each case, with respect to any Acquired Entity;

(s)            grant any material waiver under or materially amend or modify, or surrender, revoke, permit to lapse or otherwise terminate, any material Permit;

(t)            make any changes in financial accounting methods, principles, practices, procedures, or policies, except insofar as may be required by changes, after the date of this Agreement, in (A) GAAP or (B) applicable Law;

(u)           seek any relief from, or modification of, the automatic stay on any Litigation involving Debtors and/or any of its Subsidiaries issued by the Bankruptcy Court;

(v)           grant any exclusive license to any material Purchased Intellectual Property to any Person in connection with the sale of Products to such Person or its Affiliates; and

(w)          authorize or enter into any agreement or commitment, whether or not in writing, to take any action prohibited by this Section 4.2.

4.3          Notification of Certain Matters.

4.3.1               From the Execution Date through five (5) Business Days prior to the Closing Date (and in any event within two (2) Business Days after Seller discovers the existence of any such Contract), Seller shall use commercially reasonable efforts to provide Buyer written Notice of any Contract to which Seller or any of its Subsidiaries is a party as of the Execution Date that was not set forth on Section 2.1.1(a) of the Seller Disclosure Schedules and was not an Excluded Contract, and any Contracts that arise after the Execution Date, and Buyer shall be entitled, in its sole discretion and upon written Notice to Seller (email to counsel being sufficient), to add any such Contract to Section 2.1.1(a) of the Seller Disclosure Schedules; provided, that any dispute regarding Cure Costs associated with any of the foregoing Contracts shall be addressed as set forth in the Bidding Procedures. From the Execution Date through five (5) Business Days prior to the Closing Date, to the extent Buyer desires to amend Section 2.1.1(a) of the Seller Disclosure Schedules to remove (unless otherwise indicated in the Seller Disclosure Letter) any Contract on Section 2.1.1(a) of the Seller Disclosure Schedules, Buyer shall provide Seller with written Notice thereof (email to counsel being sufficient); provided, any such amendment to Section 2.1.1(a) of the Seller Disclosure Schedules and removal of any Contract therefrom shall not be considered and have no impact in determining whether any of the conditions to Closing set forth in Article 6 are or have been satisfied. Notwithstanding anything to the contrary set forth herein, (i) Buyer shall have no right to add any Contract rejected, in accordance with Section 365 of the Bankruptcy Code, by Seller prior to Seller receiving written Notice from Buyer to include such Contract on Section 2.1.1(a) of the Seller Disclosure Schedules and (ii) Seller shall not reject any Contract set forth on Section 2.1.1(a) of the Seller Disclosure Schedules or any Excluded Contract during the Interim Period without the prior written consent of Buyer.

4.3.2               If any Contract is added to (or removed from) Section 2.1.1(a) of the Seller Disclosure Schedules, the Seller shall promptly take such steps as are reasonably necessary, and shall promptly deliver notice to the non-debtor counterparty, to the extent necessary to cause any such added Contracts to be assumed by the Seller and assigned to the Buyer on the Closing Date or as soon as reasonably practicable thereafter.

4.3.3               Buyer’s receipt of information under this Section 4.3 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 7.1) and shall not be deemed to amend or supplement the Seller Disclosure Schedules.

4.4          Obligation to Consummate the Transaction. Each of the Parties agrees that it shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under applicable Law, to consummate and make effective the transactions contemplated by this Agreement and to ensure that the conditions set forth in Article 6 are satisfied.

4.5            Filings; Other Actions; Notification and Cooperation.

4.5.1               Seller and Buyer shall cooperate with each other and use, and shall cause their respective Affiliates and Subsidiaries to use, their respective reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Transactions as expeditiously as reasonably practicable, and in any event no later than the Outside Date, including: (i) obtaining the expiration of the applicable waiting period under the HSR Act; (ii) obtaining as expeditiously as practicable all consents, registrations, approvals, permits and authorizations necessary to be obtained from any Governmental Authority in order to consummate the Transactions; (iii) obtaining (and cooperating with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable in connection with the Transactions; and (iv) executing and delivering any reasonable additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Nothing herein shall require Seller or any of its Subsidiaries to pay any fee other consideration to obtain any such consent or approval of any third party.

4.5.2               None of the Parties, including their respective Subsidiaries, shall enter into a definitive agreement providing for, or consummate, the acquisition of any transaction which would reasonably be expected to materially delay or prevent consummation of the Transactions. Neither Party, without the other Party’s prior written consent, shall: (i) enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of the waiting period applicable to the contemplated transactions under the HSR Act or any Antitrust Laws; or (ii) enter into any timing or similar agreement, or otherwise agree or commit to any arrangement, that would bind or commit the Parties not to consummate the Transactions (or that would otherwise prevent or prohibit the Parties from consummating the Transactions). As used in this Agreement, the term “Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

4.5.3               Buyer and Seller shall cooperate with one another, and consider in good faith the views of one another, with respect to the appropriate course of action with respect to obtaining the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Authority required to consummate the Transactions prior to the Outside Date. No Party hereto or its counsel shall independently participate in any substantive call or meeting with any Governmental Authority in respect of any such filing, investigation, or other inquiry relating to the matters that are the subject of this Section 4.5 without giving the other Party or its counsel reasonable prior notice of such call or meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate. In furtherance of the foregoing and to the extent permitted by applicable Law: (i) each party shall notify the other, as far in advance as practicable, of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Authority relating to the matters that are the subject of this Section 4.5; (ii) prior to submitting any such filing or making any such communication or inquiry, such Party shall provide the other Party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other Party in connection with, any such filing, communication or inquiry; (iii) promptly following the submission of such filing or making such communication or inquiry, such Party shall provide the other Party with a copy of any such filing or, if in written form, communication or inquiry; and (iv) each Party shall consult with the other Party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Authority relating to the Transactions, including the scheduling of, and strategic planning for, any meetings with any Governmental Authority relating thereto. In exercising the foregoing cooperation rights, Seller and Buyer each shall act reasonably and as promptly as reasonably practicable. Notwithstanding the foregoing, materials provided pursuant to this Section 4.5 may be reasonably redacted to (A) remove references concerning valuation, (B) comply with contractual arrangements, (C) comply with applicable Law, and (D) address legal privilege or confidentiality concerns.

4.5.4               In furtherance and not in limitation of the covenants of the Parties contained in this Section 4.5, Buyer, including its Affiliates, shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority under any Antitrust Law with respect to the Transactions and to avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, as may be asserted by any Governmental Authority under any Antitrust Law that would otherwise have the effect of preventing the consummation of the Transactions. For the purposes of this Section 4.5, “reasonable best efforts” shall mean taking any and all actions (such actions, the “Regulatory Actions”) reasonably necessary to obtain the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Authority required to consummate the Transactions no later than the Outside Date, including: (x) committing, agreeing or submitting (or offering to commit, agree or submit) to any consent decree, hold separate order, sale, divestiture, lease, license, transfer, disposal, Encumbrance, other change or restructuring of, or operating restriction with respect to the businesses, properties, product lines, assets, permits, operations, rights or interest therein of Buyer, its Affiliates, the Purchased Assets or any of the Business; or (y) committing, agreeing or submitting (or offering to commit, agree or submit) to any action or agreeing to any remedies, terms or conditions in connection with its obligations under this Section 4.5; provided that those actions, remedies, terms or conditions are conditioned on the consummation of the Transactions contemplated by this Agreement.

4.5.5               In furtherance and not in limitation of the covenants of the Parties contained in this Section 4.5, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted challenging the Transactions as violative of any Antitrust Law, each of Seller and Buyer shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

4.5.6               Seller and Buyer each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Affiliates to any Third Party or any Governmental Authority in connection with the Transactions, all of which information shall be true and correct when provided; provided that each Party shall be entitled to redact discussions of the transaction value and competitively sensitive information, and may reasonably designate applicable materials to be reviewed solely by the other Party’s outside counsel.

4.5.7               Seller and Buyer each shall keep the other reasonably apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Seller or Buyer, as the case may be, or any of their respective Affiliates from any Third Party or any Governmental Authority with respect to the Transactions, other than immaterial communications.

4.5.8               Buyer shall bear the cost of any filing fee payable to a Governmental Authority in connection with any filings made under this Section 4.5.

Article 5
ADDITIONAL COVENANTS

5.1          Further Assurances.

5.1.1               Each of Seller and Buyer shall, at any time or from time to time after the Closing, at the request and expense of the other Party, take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including executing and delivering to the other Party all such instruments and documents or further assurances as the other Party may reasonably request, in each case that are consistent with the terms of this Agreement, in order to (a) vest in Buyer all of Seller’s right, title and interest in and to the Purchased Assets (including the Purchased Intellectual Property) as contemplated hereby, (b) effectuate Buyer’s assumption of the Assumed Liabilities, (c) confirm Seller’s retention of the Excluded Assets and the Excluded Liabilities, and (d) grant to each Party all rights contemplated to be granted to such Party under this Agreement and the Ancillary Agreements; provided, however, that after the Closing, apart from such foregoing customary further assurances, neither Seller nor Buyer shall have any other obligations except as specifically set forth and described herein or in the Ancillary Agreements.

5.1.2               If any approval, consent or waiver required for Seller to assume and assign to Buyer the Purchased Contracts and other Purchased Assets shall not have been obtained prior to the Closing, Seller shall use commercially reasonable efforts to obtain such approval, consent or waiver to assign to Buyer the Purchased Contracts and other Purchased Assets, including using commercially reasonable efforts to facilitate any negotiations with the counterparties to such Purchased Contracts and to obtain an order (which may be the Sale Order) containing a finding that the proposed assumption of such Purchased Contracts and assignment to Buyer satisfies all applicable requirements of section 365 of the Bankruptcy Code. At the Closing (a) Seller shall, pursuant to the Sale Order, assign to Buyer each of the Purchased Contracts that is capable of being assigned and (b) Seller shall pay all Cure Costs (if any) set forth in the certificate to be delivered pursuant to Section 2.3.2, in each case in connection with such assignment, and Buyer shall assume and discharge when due the Assumed Liabilities (if any) under the Purchased Contracts. Except as to Purchased Contracts assigned pursuant to section 365 of the Bankruptcy Code or the Sale Order, anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Contract or other Purchased Asset or any right thereunder if an attempted assignment, without the consent of a Third Party, would constitute a breach or in any way adversely affect the rights of Buyer or Seller thereunder, and Seller, at Buyer’s expense (if any), shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If such consent is not obtained or such assignment is not attainable pursuant to section 365 of the Bankruptcy Code or the Sale Order, or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Assets in question so that Buyer would not in effect acquire the benefit of all such rights, then Seller, to the maximum extent permitted by applicable Law, shall act after the Closing, at Buyer’s request and expense, as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by applicable Law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Seller and its Subsidiaries are not under any obligation to pay any money to a Third Party (unless Buyer agrees in writing to reimburse Seller for such payment), incur any material obligations, commence any Litigation (provided that Seller shall cooperate in any Litigation initiated by Buyer in the Bankruptcy Court regarding the assumption and assignment of any Purchased Contract and matters related thereto) or offer or grant any material accommodation (financial or otherwise) to any Third Party in order to obtain any approval, consent or waiver. All obligations of Seller under this Section 5.1.2 shall expire on the date that is twelve (12) months after the Closing Date.

5.1.3               Seller will use its commercially reasonable efforts to obtain, or cause to be obtained, prior to Closing, any approval, consent or waiver required for Seller to assign to Buyer, and for Buyer to assume, the Purchased Contracts and other Purchased Assets required as a result of the consummation of the transaction contemplated by this Agreement and the Ancillary Agreements or necessary to vest in Buyer all of Seller’s rights, title and interest in and to the Purchased Assets, except to the extent such consents are not necessary as a result of the entry of the Sale Order. Despite the previous sentence, Seller is not under any obligation to pay any money to a Third Party (unless Buyer agrees in writing to reimburse Seller for such payment), incur any material obligations, commence any Litigation (provided that Seller shall cooperate in any Litigation initiated by Buyer in the Bankruptcy Court) or offer or grant any material accommodation (financial or otherwise) to any Third Party in order to obtain such approval, consent or waiver or take any action whatsoever that is not permitted by the Chapter 11 Cases. Buyer will cooperate in obtaining such consents, approvals and waivers, including by providing information of Buyer as is reasonably requested by a Third Party.

5.2          Publicity. No press release, public statement or announcement or other public disclosure (a “Public Statement”) with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby may be made except (a) with the prior written consent and joint approval of Buyer and Seller, not to be unreasonably withheld, or (b) if required by applicable Law, the Chapter 11 Cases, a Governmental Authority, or stock exchange requirements. Where the Public Statement is required by applicable Law, the Chapter 11 Cases, a Governmental Authority, or stock exchange requirement, the Party required to make the Public Statement will use its commercially reasonable efforts to consult with the other Party, and consider in good faith any revisions proposed by the other Party, prior to making such disclosure, and shall limit such disclosure to only that information that is legally or otherwise required to be disclosed.

5.3          Certain Tax Matters.

5.3.1               Withholding Taxes.

(a)            The amounts payable by one Party (the “Payer”) to another Party (the “Payee”) pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by applicable Law. The Payee alone shall be responsible for paying any and all Taxes (other than withholding Taxes required to be paid by the Payer under applicable Law) levied on account of, or measured in whole or in part by reference to, any Payments it receives. The Payer shall deduct or withhold from the Payments any Taxes that it is required by applicable Law to deduct or withhold, and all such amounts deducted and withheld shall be treated for all purposes of this Agreement as having been paid to Payee. Notwithstanding the foregoing, if the Payee is entitled under any applicable Law or Tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding Tax, it shall timely deliver to the Payer or the appropriate Governmental Authority (with the assistance of the Payer to the extent that this is reasonably required) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the Payer of its obligation to withhold Tax, and the Payer shall apply the reduced rate of withholding, or dispense with the withholding, as the case may be, to the extent it complies with the applicable Tax treaty. If, in accordance with the foregoing, the Payer withholds any amount, it shall make timely payment to the proper Taxing Authority of the withheld amount, and send to the Payee proof of such payment as soon as reasonably practicable.

(b)            Seller shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to section 1445 of the Code stating that Seller is not a “foreign person” as defined in section 1445 of the Code or a properly completed IRS Form W-9.

5.3.2               Transfer Taxes and Apportioned Obligations.

(a)            All amounts payable hereunder or under any Ancillary Agreement are exclusive of all recordation, transfer, documentary, stamp, conveyance, value added, sales, consumption, goods and services taxes or other similar Taxes imposed or levied by reason of, in connection with or attributable to this Agreement and the Ancillary Agreements or the transactions contemplated hereby and thereby (collectively, “Transfer Taxes”). Buyer and Seller shall each be responsible for the payment of fifty percent (50%) of all Transfer Taxes, and shall pay all amounts due and owing in respect of any Transfer Taxes, these amounts in addition to the sums otherwise payable, at the rate in force at the due time for payment or such other time as is stipulated under applicable Law.

(b)            All personal property and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period ending on the Closing Date (such portion of such taxable period, the “Pre-Closing Tax Period”) and the number of days of such taxable period beginning on the day after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.

5.3.3               Cooperation and Exchange of Information. Each of Seller and Buyer shall (a) provide the other with such assistance as may reasonably be requested by the other Party (subject to reimbursement of reasonable out-of-pocket expenses) in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to Liability for Taxes in connection with the Business or the Purchased Assets, (b) retain and provide the other Party with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination and (c) inform the other Party of any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

5.4          Accounts Receivable and Payable.

5.4.1               Accounts Receivable. The Parties acknowledge and agree that all Accounts Receivable shall become the property of Buyer subsequent to the Closing. In the event that, subsequent to the Closing, Seller or any of its Subsidiaries receives any payments from any obligor with respect to an Account Receivable outstanding on the Closing Date, then Seller or any of its Subsidiaries shall, or shall cause such Subsidiary to, within thirty (30) days after receipt of such payment, remit the full amount of such payment to Buyer.

5.4.2               Accounts Payable. In the event that, subsequent to the Closing, Buyer, Seller or any of its Subsidiaries receives any invoices from any Third Party with respect to any account payable of the Business outstanding prior to the Closing, then Seller shall be responsible for payment thereof. In the event that, subsequent to the Closing, Seller or any of its Subsidiaries receives any invoices from any Third Party with respect to any account payable of Buyer or any of its Affiliates incurred for any period after the Closing, then Seller shall, or shall cause such Subsidiary to, within thirty (30) days after receipt of such invoice, provide such invoice to Buyer.

5.5          Wrong Pockets.

5.5.1               Assets. Without limiting Section 5.1, if either Buyer or Seller becomes aware subsequent to the Closing that any of the Purchased Assets has not been transferred to Buyer or that any of the Excluded Assets has been transferred to Buyer, it shall promptly notify the other Party and the Parties shall, and shall cause their Subsidiaries to, as soon as reasonably practicable, take all necessary actions (including executing any further instruments or documents) to ensure that such property is transferred, at the expense of Seller and with any necessary prior Third Party consent or approval, to (a) Buyer, in the case of any Purchased Asset that was not transferred to Buyer at the Closing; or (b) Seller, in the case of any Excluded Asset that was transferred to Buyer at the Closing.

5.5.2               Payments. If, on or after the Closing, either Party shall receive any payments or other funds due to or belonging to the other Party pursuant to the terms of this Agreement or any Ancillary Agreement, then the Party receiving such funds shall, within thirty (30) days after receipt of such funds, forward such funds to the proper Party. The Parties acknowledge and agree there is no right of offset regarding such payments and a Party may not withhold funds received from Third Parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any of the Ancillary Agreements.

5.6          Purchased Intellectual Property and Purchased Regulatory Approvals. Promptly following the Closing, at Buyer’s sole cost and expense, Seller shall take such further reasonable actions and execute such further documents as may be necessary or reasonably requested by Buyer to effectuate, evidence and perfect the assignment and transfer of the Owned Intellectual Property and Purchased Regulatory Approvals to Buyer, including making such filings with any Governmental Authorities as may be required to transfer the Owned Intellectual Property and Purchased Regulatory Approvals to Buyer or to further the prosecution, issuance or maintenance of the Owned Intellectual Property and Purchased Regulatory Approvals.

5.7          Bankruptcy Court Filings and Approval.

5.7.1               Seller shall use its commercially reasonable efforts to obtain entry of the Sale Order and such other relief from the Bankruptcy Court as may be necessary or appropriate in connection with this Agreement and the consummation of the transactions contemplated by this Agreement. Promptly after execution of this Agreement, Seller shall file with the Bankruptcy Court the Sale Order in form and substance acceptable to Seller and Buyer seeking:

(a)            entry of an order substantially in the form to be filed with the Bankruptcy Court, which proposed form shall be in form and substance acceptable to the Seller and the Buyer, and with such changes the Seller and the Buyer find reasonably acceptable, authorizing and approving pursuant to Sections 105, 363, and 365 of the Bankruptcy Code, inter alia, (i) the sale of the Purchased Assets of the Seller to Buyer on the terms and conditions set forth herein, free and clear of all Encumbrances (to the extent set forth therein), other than Permitted Encumbrances and Assumed Liabilities, (ii) the assumption and assignment of the Purchased Contracts to Buyer (iii) Seller has acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code; (iv) this Agreement was negotiated, proposed and entered into by the Parties without collusion, in good faith and from arm’s length bargaining positions, and (v) Buyer shall have no Liability or responsibility for any Liability or other obligation of Seller arising under or related to the Purchased Assets other than as expressly set forth in this Agreement, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, environmental, successor, or transferee Liability, labor law, de facto merger, or substantial continuity (as amended, modified, or supplemented, the “Sale Order”) and such other relief from the Bankruptcy Court as may be necessary or appropriate in connection with this Agreement and the consummation of the transactions contemplated by this Agreement.

5.7.2               Seller shall give appropriate notice, and provide appropriate opportunity for hearing, to all Persons entitled thereto, of all motions (including the Bidding Procedures Motion), orders, hearings, and other proceedings relating to this Agreement or any Ancillary Agreement and the transactions contemplated hereby and thereby and such additional notice as ordered by the Bankruptcy Court or as Buyer may reasonably request.

5.7.3               Seller and Buyer shall take all commercially reasonable actions as may be reasonably necessary to cause the Sale Order to become Final Orders, including, to the extent reasonably practicable, furnishing affidavits, declarations or other documents or information for filing with the Bankruptcy Court. Buyer agrees that it will promptly take such commercially reasonable actions as are reasonably requested by Seller to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Buyer, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of (x) providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code, and (y) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code.

5.7.4               Buyer acknowledges that under the Bankruptcy Code, the sale is subject to approval of the Bankruptcy Court. Buyer acknowledges that to obtain such approval Seller must demonstrate that it has taken reasonable steps to obtain the highest or otherwise best bid possible for the assets, including giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, providing information about the assets to prospective Qualified Bidders (as defined in the Bidding Procedures Order), and entertaining any higher or otherwise better offers from prospective Qualified Bidders.

5.7.5               If the Bidding Procedures Order, Sale Order or any other orders of the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Sale Order, Bidding Procedures Order or other such order), and this Agreement has not otherwise been terminated pursuant to Section 8.1, Seller shall immediately notify Buyer of such appeal, petition, or motion and shall use commercially reasonable efforts to defend such appeal, petition, or motion and shall use commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition, or motion.

5.7.6               Subject to entry of the Sale Order, (a) on or prior to the Closing, Seller shall pay the Cure Costs and cure any and all other defaults and breaches under the Purchased Contracts to the extent required under section 365 of the Bankruptcy Code (excluding any Purchased Contracts in which there is an objection by a non-debtor Purchased Contract counterparty to the Cure Costs asserted by Seller with regard to any such Contract or other dispute as to the assumption or assignment of such Contract (such contract, a “Disputed Contract”) for which Cure Costs (or other matters related to the assumption and assignment of such Contract) have not been consensually agreed with the Contract counterparty and Seller or fixed by an order of the Bankruptcy Court as of the Closing) so that such Purchased Contracts may be assumed by Seller and assigned to Buyer (subject to payment by Seller of the Cure Costs and provision by the Buyer of adequate assurance of future performance), and (b) with respect to each Purchased Contract that is a Disputed Contract for which Cure Costs (or other matters related to the assumption and assignment of such Contract) have not been consensually agreed upon with the Contract counterparty and Seller or fixed by an order of the Bankruptcy Court, on the date that is five (5) Business Days after the date on which (i) the Cure Costs with respect to such Purchased Contract have been consensually agreed, or (ii) the Bankruptcy Court has entered an order fixing such Cure Costs, Seller shall pay such Cure Costs so that such Purchased Contracts may be assumed by the Seller and assigned to the Buyer (subject to payment by Seller of the Cure Costs and provision by the Buyer of adequate assurance of future performance), in each case of the foregoing clauses (a) and (b), in accordance with the provisions of Section 365 of the Bankruptcy Code, the Bidding Procedures Order, the Sale Order and this Agreement; provided, that, notwithstanding anything to the contrary herein, Seller shall be entitled to designate any Disputed Contract as an Excluded Contract in its sole discretion upon Notice to Buyer (email to counsel being sufficient) at any time during the pendency of the dispute and, in any event, within five (5) Business Days after the date on which the Bankruptcy Court has entered an order fixing a Cure Cost that is higher than the amount listed on the Cure Cost Certificate; provided, further, that Buyer may elect to assume such Contract if it is material to the Business (and have such Contract be treated as an Assumed Contract hereunder) by notifying Seller, and Seller shall be required to pay any Cure Costs in excess of the amount set forth on the Cure Cost Certificate. Seller agrees that it will promptly take such commercially reasonable actions as are necessary to obtain a final order of the Bankruptcy Court (which may be the Sale Order) providing for the assumption and assignment of such Contracts that are not designated as Excluded Contracts. For the avoidance of doubt, if there is any inconsistency between this Agreement and the Sale Order with respect to the assumption and assignment of the Contracts, or the payment of the Cure Costs, the Sale Order shall govern.

5.8          Copies of Pleadings. Seller shall consult with Buyer concerning the Sale Order and any other Orders of the Bankruptcy Court relating to the transactions contemplated hereby, and the bankruptcy pleadings and proceedings in connection therewith. To the extent reasonably practicable at least two (2) Business Days prior to filing thereof, Seller shall provide Buyer with drafts of all documents, motions, orders, filings or pleadings that Seller proposes to file with the Bankruptcy Court that relate to the approval of this Agreement, the Sale Order and the consummation of the transactions contemplated hereby. Seller shall also promptly provide Buyer with copies of all pleadings received by or served by or upon Seller in connection with the Chapter 11 Cases that relate to or, in Seller’s judgment, are reasonably expected to affect the transactions provided for in this Agreement and which have not, to the actual knowledge of Seller, otherwise been served on Buyer.

5.9          Books and Records. For a period of six (6) years after the Closing, Buyer shall: (a) retain all books and records related to the Purchased Assets, the Assumed Liabilities and the Business; and (b) upon reasonable notice and during normal business hours, cooperate with and provide Seller, any of Seller’s Affiliates, and the officers, employees, agents and Representatives of Seller and Seller’s Affiliates reasonable access (including the right to make copies at Seller’s expense or the expense of any Affiliate of Seller) to such books and records and to Buyer’s Representatives, to the extent necessary for a reasonable business purpose, including as may be necessary for the preparation of financial statements, Regulatory Filings related to the Products, Tax Returns, in connection with any Litigation, or in connection with the administration of the Chapter 11 Cases, and to any and all books and records relating to any Purchase Price payments or any related reports, including all documents, work papers, schedules, memoranda, and records used by or prepared by Buyer or its Representatives in preparing any such reports, together with any other information related thereto which Seller may reasonably request. Notwithstanding the foregoing, Buyer shall not be required by this Section 5.9 to provide Seller, any of Seller’s Affiliates, and the officers, employees, agents and Representatives of Seller and Seller’s Affiliates with access to or to disclose information (i) the disclosure of which would violate applicable Law, (ii) that in the reasonable judgment of Buyer would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality or (iii) the disclosure of which would cause the loss of any attorney-client, attorney work product or other legal privilege.

5.10        Assumption of Regulatory Commitments; Transfer of Purchased Regulatory Approvals. The Parties shall reasonably cooperate with each other in any necessary or desirable communications with Regulatory Authorities regarding the transfer of the rights to the Purchased Regulatory Approvals. Notwithstanding any delay in transferring the rights to the Purchased Regulatory Approvals to Buyer, as between the Parties, Buyer shall be exclusively responsible for (and shall bear the cost of), and shall discharge all liabilities related to, the manufacture, packaging, labeling, promotion, marketing, handling, offering for sale or sale of the Products by or on behalf of Buyer after the Closing. From and after the Closing, Buyer will assume control of, and responsibility for, all costs and Liabilities arising from or related to any commitments or obligations to any Governmental Authority involving the Purchased Assets and the Business. Seller shall use all commercially reasonable efforts to complete the transfer of each Purchased Regulatory Approval as promptly as practicable after the Closing. Buyer shall use all commercially reasonable efforts to assist Seller in the transfer of the Purchased Regulatory Approvals to Buyer, accept the transfer of the Purchased Regulatory Approvals and formalize with Seller and any applicable Regulatory Authority, as promptly as practicable after the Closing, all necessary documents. Following such transfer, Seller shall not retain any rights in any Purchased Regulatory Approvals.

5.11        Trade Notification. Seller and Buyer shall consult with each other on the timing, method, form and content of notifications to customers and suppliers regarding the transactions contemplated by this Agreement, and shall consider in good faith any comments or proposed changes received from the other Party.

5.12        Employee Matters.

5.12.1            Offers of Employment. Seller shall update the Business Employee List and provide to Buyer the updated Business Employee List thirty (30) days prior to Closing, on the Closing Date, and within five (5) Business Days of Buyer’s reasonable written request. No later than ten (10) Business Days prior to the Closing Date, Buyer shall offer employment on an at-will basis to be effective as of the Closing to each Offer Employee other than employees set forth on Section 5.12.1 of the Seller Disclosure Schedules (individuals who accept such offer of employment and actually commence employment with Buyer or its Affiliate shall be referred to herein, collectively with the employees who are employed by an Acquired Entity as of immediately prior to the Closing and the Automatic Transfer Employees, the “Continuing Employees”). Seller will cooperate with any reasonable requests by Buyer in order to facilitate the offers of employment and delivery of such offers. Each offer made pursuant to this Section 5.12.1 shall initially provide for (a) base salary or hourly wage rate, as applicable, not less than such Offer Employee’s base salary or hourly wage rate as in effect immediately prior to the Closing Date, (b) annual target cash incentive compensation opportunities (excluding any equity, equity-based, long-term incentive, change in control, transaction or retention opportunities), to the extent applicable, that are substantially comparable, in the aggregate, to those provided to such Offer Employee by Seller and its Subsidiaries immediately prior to the Closing Date, to the extent applicable, and (c) other material employee benefits (including health, welfare, and retirement benefits but excluding equity or equity-based, long-term incentive, severance, retention, incentive, bonus, change in control, transaction, stock purchase plans, deferred compensation, post-employment welfare benefits and qualified and non-qualified defined benefit pension benefits) that are reasonably comparable, in the aggregate, to the employee benefits (including health, welfare, and retirement benefits subject to the same exclusions) provided to, as determined by Buyer in its discretion, (i) such Offer Employee by Seller and its Subsidiaries immediately prior to the Closing Date, under the Plans set forth on Section 3.1.12(a) of the Seller Disclosure Schedules or (ii) similarly-situated employees of Buyer and its Affiliates. Until December 31, 2024 (or, if earlier, until the relevant Continuing Employee’s termination of service following the Closing), Buyer shall not, and shall cause its Affiliates not to, materially reduce, decrease or detrimentally change the terms and conditions of the employment of such Continuing Employees, in accordance with this Section 5.12.1 (except to the extent that similarly situated employees of Buyer and its Affiliates are similarly impacted by any such reduction, decrease or detrimental change). All such employment offers made by Buyer or its Affiliates to any Business Employee shall be subject to such Offer Employee’s satisfaction of Buyer’s or its Affiliate’s customary pre-employment background check process and execution of standard employment documentation, including confidentiality and restrictive covenant agreements. Each Offer Employee who accepts an offer of employment with Buyer or its Affiliate in accordance with this Section 5.12.1 will be deemed to have resigned from employment with Seller and its Subsidiaries, as applicable, effective as of immediately prior to the date upon which such Offer Employee commences employment with Buyer or its Affiliate, and Seller and its Subsidiaries, as applicable, will terminate or cause to be terminated the employment of each Offer Employee who rejects an offer of employment with Buyer or its Affiliates in accordance with this Section 5.12.1, effective as of the Closing.

5.12.2            Buyer Benefit Plans. In respect of the employee benefit plans, programs, policies, contracts, or arrangements (whether written or unwritten) established or maintained by Buyer or its Affiliates in which Continuing Employees are eligible to participate following the Closing Date (collectively, “Buyer Benefit Plans”), Buyer shall use commercially reasonable efforts to (i) for the plan year in which the Closing Date occurs, waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to any Continuing Employee under a Buyer Benefit Plan that is a group health plan to the extent waived or satisfied under the corresponding Plan, (ii) for the plan year in which the Closing Date occurs, provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee during the portion of the plan year prior to the Closing Date under a Plan that is a group health plan for purposes of satisfying the corresponding deductibles and out-of-pocket maximums applicable to such Continuing Employee under the applicable Buyer Benefit Plan, and (iii) for purposes of determining eligibility to participate, vesting of 401(k) contributions and determination of the level of paid time off benefits (excluding for purposes of benefit accruals under any defined benefit pension plan or retiree health or welfare plan or arrangement), recognize a Continuing Employee’s service with Seller prior to the Closing Date to the same extent and for the same purpose such service was recognized under the corresponding Plans prior to the Closing Date; provided that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or compensation, (y) such service was not recognized under the corresponding Plan immediately prior to Closing, or (z) such service is not recognized under such Buyer Benefit Plan (or a comparable plan) for other employees of Buyer and its Affiliates.

5.12.3            Assumed Plans. On or prior to the Closing Date, Buyer shall, or shall cause an Affiliate of Buyer to, assume the sponsorship of each Plan identified as an “Assumed Plan” on Section 3.1.12(a) of the Seller Disclosure Schedule to the extent transferrable or where consent is obtained from the applicable party (the “Assumed Plans”). For the avoidance of doubt, the remaining payments pursuant to the NanoString Technologies, Inc. 2024 Key Employee Retention Plan in an aggregate amount equal to $1,546,500 and the Retention Bonus Letters thereunder shall all be Assumed Plans. Between the date hereof and the Closing, Buyer and Seller shall work in good faith and take all actions necessary or appropriate to cause the sponsorship of and the assets maintained pursuant to or in connection with the Assumed Plans to transfer to Buyer or its designated Subsidiary, including securing written consents as necessary from all relevant third parties at or prior to the Closing, and Buyer shall cooperate in signing any documents or agreements in connection therewith. Effective as soon as reasonably practicable following the Closing, Seller shall take or cause to be taken all actions as are necessary or appropriate to amend each Plan in which any Continuing Employee participates and that is not an Assumed Plan (collectively, the “Seller Plans”), to provide that the Continuing Employees shall not be eligible to participate in such Seller Plans as of the Closing Date, in each case, in accordance with their terms and in compliance with the requirements of all applicable Laws. Seller shall provide to Buyer such evidence of the completion of such amendments as Buyer shall reasonably request.

5.12.4            Employee Communications. Prior to the Closing, except as required by Law and except for the offers described in Section 5.12.1, Buyer shall not issue any communication (including any electronic communication) to any Business Employee without the prior written approval of Seller (not to be unreasonably withheld). Except as required by Law and the offers described in Section 5.12.1, the Parties shall mutually consider and agree to the contents, scope, form and timing of any communications by Buyer with the Business Employees on all employment-related matters in connection with this Agreement (the “Employment Matters”). The Parties agree that at all times prior to the Closing they will consult with each other prior to carrying out any communication sessions relating to Employment Matters (the “Employee Sessions”) or otherwise effecting any communications to the Business Employees relating to Employment Matters.

5.12.5            Restrictive Covenant Agreements. Seller agrees that, notwithstanding the terms of any non-competition, non-solicit, non-disclosure, or similar restrictive covenant between Seller or any of its Subsidiaries and a Continuing Employee (the “RCAs”), such Continuing Employee shall be permitted to provide services to Buyer and its Affiliates following the Closing, and Seller will not, and shall cause its Subsidiaries to not, seek to enforce the terms of any such RCA following the Closing.

5.12.6            Contingent Labor. During the period prior to the Closing, Seller shall and shall cause its Subsidiaries to use commercially reasonable efforts to make individual natural person independent contractors related to the Business and directly engaged by Seller or its Subsidiaries available to Buyer for the purpose of allowing Buyer to interview each such contractor and determine the nature and extent of each such person’s continuation with Buyer and its applicable Affiliates, if any. Seller shall provide to Buyer contact information for third-party service providers providing contingent personnel to the Business and reasonably cooperate in identifying and transferring such contingent workforce to the extent requested by Buyer.

5.12.7            Visas. Seller and Buyer shall work collaboratively to use their reasonable best efforts to take any actions the parties determine are necessary to ensure that (a) any Offer Employee offered employment by Buyer or its Affiliate, and (b) any other Business Employee who is a foreign national who requires a visa in order to work in his or her current position may continue to work in such position for Buyer or its Affiliate as of the Closing.

5.12.8            Works Councils. Prior to the Closing Date, Seller and its Subsidiaries shall satisfy all pre-Closing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council representing any Business Employee, in connection with the transactions contemplated by this Agreement.

5.12.9            Third Party Beneficiaries. This Section 5.12 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement; nothing in this Section 5.12, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatever; and no provision of this Section 5.12 will create any third-party beneficiary rights in any current or former employee, officer, director or individual service provider of Seller or any of its Affiliates in respect of continued employment (or resumed employment) or service or any other matter. This Section 5.12 shall not be considered, or deemed to be, an amendment to or establishment of any Plan or any other compensation or benefit plan, program, agreement or arrangement. Nothing in this Section 5.12 shall obligate Buyer or any of its Affiliates (i) to continue to employ any Continuing Employee, other Business Employee or other individual service provider for any specific period of time following the Closing Date, subject to the requirements of applicable Law or (ii) limit the right of Buyer or any of its Affiliates to, at any time, change or modify any benefit or compensation plan, program, agreement or arrangement at any time and in any manner.

Article 6
CONDITIONS PRECEDENT

6.1          Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to complete the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of the following conditions:

6.1.1               No Illegality or Action. There shall not be in effect any applicable Law that enjoins or prohibits the transactions contemplated by this Agreement.

6.1.2               Bankruptcy Orders. The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be in full force and effect and such order shall not have been reversed, modified, amended or stayed.

6.2          Conditions to Obligations of Buyer. The obligation of Buyer to complete the transactions contemplated by this Agreement is subject to the satisfaction, or waiver (if permitted by applicable Law) by Buyer, at or prior to the Closing of the following additional conditions:

6.2.1               Truth of Representations and Warranties. The representations and warranties of Seller contained in Section 3.1.1 (Organization; Good Standing; Qualification), Section 3.1.2 (Authority and Enforceability), Section 3.1.4 (No Broker), and Section 3.1.5 (Capitalization) must be true and correct in all material respects (and in the case of Section 3.1.5, in all but de minimis respects) as of the Closing with the same force and effect as if such representations and warranties were made on and as of such date (provided that if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date) and all other representations and warranties of Seller contained in Section 3.1 must be true and correct (disregarding any “materiality”, “Material Adverse Effect” or similar qualifications contained therein) as of the Closing with the same force and effect as if such representations and warranties were made on and as of such date (provided that if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date), except where the failure of such representations and warranties to be so true and correct would not have, or be reasonably expected to have, a Material Adverse Effect. Seller shall also have executed and delivered a certificate confirming the foregoing signed by an officer of Seller.

6.2.2               Performance of Covenants. Seller must have fulfilled or complied, in all material respects, with all covenants contained in this Agreement required to be fulfilled or complied with by it at or prior to the Closing. Seller shall also have executed and delivered a certificate confirming the foregoing signed by an officer of Seller.

6.2.3               Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

6.2.4               Closing Deliveries. Buyer must have received the following:

(a)            a true and complete copy of the Sale Order, as entered by the Bankruptcy Court;

(b)            the certificates referred to in Section 6.2.1 and Section 6.2.2;

(c)            a receipt acknowledging receipt of the Closing Payment, in satisfaction of Buyer’s obligations pursuant to Section 2.3, validly executed by a duly authorized representative of Seller;

(d)            original certificates representing all outstanding Equity Securities of each Acquired Entity to the extent they are certificated, and stock powers or assignments evidencing the conveyance of the Equity Securities duly executed in blank; provided it is acknowledged that the Parties will work together in good faith following the Closing to complete, effectuate and register and/or record the transfer of such Equity Securities under local Law, as applicable, which shall not be a condition to Closing; and

(e)            each of the Ancillary Agreements to which Seller or any of its Subsidiaries is a party, validly executed by a duly authorized representative of Seller or its applicable Subsidiary.

6.3          Conditions to Obligations of Seller. The obligation of Seller to complete the transactions contemplated by this Agreement is subject to the satisfaction, or waiver (if permitted by applicable Law) by Seller, at or prior to the Closing of the following additional conditions:

6.3.1               Truth of Representations and Warranties. The representations and warranties of Buyer contained in Section 3.2 must be true and correct in all respects (disregarding any “materiality” or similar qualifications contained therein) as of the Closing with the same force and effect as if such representations and warranties were made on and as of such date (provided that if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date), except where the failure of such representations and warranties to be so true and correct would not, or be reasonably expected, to, materially adversely affect the ability of Buyer to consummate the transactions contemplated hereby. Buyer shall also have executed and delivered a certificate confirming the foregoing, signed by an officer of Buyer.

6.3.2               Performance of Covenants. Buyer must have fulfilled or complied, in all material respects, with all covenants contained in this Agreement required to be fulfilled or complied with by it at or prior to the Closing. Buyer shall also have executed and delivered a certificate confirming the foregoing, signed by an officer of Buyer.

6.3.3               Closing Deliveries. Seller must have received the following:

(a)            a true and complete copy of the Sale Order, as entered by the Bankruptcy Court;

(b)            the certificates referred to in Section 6.3.1 and Section 6.3.2;

(c)            each of the Ancillary Agreements to which Buyer or any of its Affiliates is a party, validly executed by a duly authorized representative of Buyer or its applicable Affiliate; and

(d)            the Closing Payment in accordance with Section 2.3.1 (along with a U.S. Federal Reserve reference or similar number evidencing execution of such payment).

Article 7
NO SURVIVAL OF REPRESENTATIONS, WARRANTIES AND PRE-CLOSING COVENANTS

7.1          No Survival. The representations and warranties of the Parties and the covenants and agreements of the Parties that are to be performed prior to the Closing, whether contained in this Agreement or in any agreement or document delivered pursuant to this Agreement, shall not survive beyond the Closing and there shall be no liability following the Closing in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any Party or any of its officers, directors, equityholders, managers, agents or Affiliates; provided, however, that this Section 7.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Closing, and such covenants or agreements shall survive until fully performed. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit or restrict the rights of any Party hereto to maintain or recover any amounts in connection with any action or claim based on Fraud.

7.2          No Recourse. Except to the extent otherwise expressly provided in Section 9.9, Buyer’s sole and exclusive remedy (a) for a breach of any representation or warranty made by Seller herein or in any document delivered pursuant hereto or (b) for a breach of any covenant made by Seller herein or in any document delivered pursuant hereto and required to be performed by Seller on or prior to the Closing, shall, in either case, be limited to Buyer’s right to terminate this Agreement to the extent permitted pursuant to Section 8.1, in which case Seller shall have not any liability except to the extent expressly provided in Section 8.2 (whether in equity or at Law, in Contract, in tort or otherwise). Except to the extent otherwise expressly provided in Section 9.9, Seller’s sole and exclusive remedy (a) for a breach of any representation or warranty made by Buyer herein or in any document delivered pursuant hereto or (b) for a breach of any covenant made by Buyer herein or in any document delivered pursuant hereto and required to be performed by Buyer on or prior to the Closing, shall, in either case, be limited to Seller’s right to terminate this Agreement to the extent permitted pursuant to Section 8.1.2 and to receive the Deposit pursuant to Section 8.2, in which case Buyer shall have not any further liability of any kind (whether in equity or at Law, in Contract, in tort or otherwise).

Article 8
TERMINATION

8.1          Termination.         This Agreement may, by Notice in writing given prior to the Closing, be terminated:

8.1.1               by mutual written agreement of Buyer and Seller;

8.1.2               by Buyer or Seller if there has been a material breach of the Bidding Procedures Order, the Sale Order or this Agreement by the other Party such that the conditions of Closing (a) set forth in Section 6.2.1 or Section 6.2.2, in the case of a termination by Buyer, or (b) set forth in Section 6.3.1 or Section 6.3.2, in the case of a termination by Seller, would not be satisfied (provided that the non-breaching Party is not also in breach of this Agreement so as to cause the conditions of Closing for the benefit of the other Party to not be satisfied), and such breach has not been cured within twenty (20) days following Notice of such breach by the non-breaching Party; provided that, for greater certainty, a failure by Buyer to provide, or cause to be provided, Seller with sufficient funds to complete the transactions contemplated by this Agreement at the time which the Closing should have occurred shall not be subject to this Section 8.1.2 and shall only be subject to Section 8.1.8.

8.1.3               by Buyer or Seller (a) if an Alternative Transaction is entered into other than in connection with an Auction or (b) if there is an Auction, Buyer is not declared the Successful Bidder at the Auction;

8.1.4               by Buyer, if (a) the Bankruptcy Court has not approved and entered the Sale Order prior to 11:59 p.m. (prevailing Eastern Time) on May 1, 2024, (b) following entry of the Sale Order or the Bidding Procedures Order, such Order is stayed, reversed, modified, vacated or amended in any material respect without the prior written consent of Buyer, which consent may not be unreasonably withheld, and such stay, reversal, modification, vacation or amendment is not eliminated within fourteen (14) days, or (c) the Bankruptcy Court enters any Order materially inconsistent with the Bidding Procedures Order, the Sale Order or the consummation of this Agreement and such order is not reversed, modified or amended to the satisfaction of Buyer within fourteen (14) days;

8.1.5               by Buyer, if (a) the Bankruptcy Court enters a Final Order (i) dismissing the Chapter 11 Cases or converting the Chapter 11 Cases into cases under chapter 7 of the Bankruptcy Code, or (ii) appointing a trustee, receiver or other Person responsible for operation or administration of Seller or its business or assets, or a responsible officer for any of Seller, or an examiner with enlarged powers relating to the operation or administration of Seller or its business or assets (each, an “Appointee”); provided that, the definition of “Appointee” shall not include any chief restructuring officer that may be appointed by the Seller and authorized by the Bankruptcy Court in the Chapter 11 Cases, or (b) if Seller files any stand-alone plan of reorganization or liquidation, in each case, that does not contemplate consummation of the transactions memorialized in this Agreement (or announces support of any such plan filed by any other party);

8.1.6               by Buyer or Seller if Closing has not occurred by the Outside Date, provided that such terminating Party is not in material breach of this Agreement at the time of such termination; provided, further, and for the avoidance of doubt, that (a) Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1.6 during the pendency of any Litigation brought prior to the Outside Date by Seller for specific performance of this Agreement (to the extent available pursuant to Section 9.9) and (b) Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1.6 during the pendency of any Litigation brought before the Outside Date by Buyer for specific performance of this Agreement (to the extent available pursuant to Section 9.9);

8.1.7               by Seller if the Deposit is not received by the Escrow Agent within one (1) Business Day after the date of this Agreement;

8.1.8               by Seller, if (a) (i) all of the conditions set forth in Sections 6.1 and 6.2 are satisfied or waived by Buyer as of the Closing Date (other than those conditions that, by their nature, can only be satisfied as of the Closing Date, but which would be satisfied as of the Closing Date), (ii) Seller has irrevocably notified Buyer in writing that (x) it is ready, willing and able to consummate the transactions contemplated by this Agreement and (y) all conditions set forth in Section 6.3 have been satisfied (other than those conditions that, by their nature, can only be satisfied as of the Closing Date, but which would be satisfied as of the Closing Date) or that it is willing to irrevocably waive any unsatisfied conditions set forth in Section 6.3, (iii) Seller has given Buyer written Notice at least two (2) Business Days prior to such termination stating Seller’s intention to terminate this Agreement pursuant to this Section 8.1.8, and (iv) Buyer does not provide, or cause to be provided, Seller with sufficient funds to complete the transactions contemplated by this Agreement at the time which the Closing should have occurred by the expiration of the two (2) Business Day period contemplated by clause (iii) hereof, or (b) Seller or its board of directors, upon consultation with outside financial advisors and legal counsel, determines in its good faith business judgment that proceeding with the transaction contemplated by this Agreement would violate Law or be inconsistent with its fiduciary obligations under Law;

8.1.9               by Buyer or Seller (provided such terminating Party is not in material breach of this Agreement) if a Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order or taken any other non-appealable final action, in each case, having the effect of permanently making the consummation of the transactions contemplated by this Agreement illegal or otherwise permanently restraining or prohibiting consummation of the Agreement; and

8.1.10             by Buyer, if any creditor of the Seller obtains a final and unstayed Order of the Bankruptcy Court granting relief from the automatic stay to foreclose on any material portion of the Purchased Assets.

8.2          Procedure and Effect of Termination.

8.2.1               Termination of this Agreement by either Buyer or Seller shall be by delivery of a Notice to the other Party. Such Notice shall state the termination provision in this Agreement that such terminating Party is claiming provides a basis for termination of this Agreement. Termination of this Agreement pursuant to the provisions of Section 8.1 shall be effective upon and as of the date of delivery of such Notice as determined pursuant to Section 9.2.

8.2.2               If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

8.2.3               If this Agreement is terminated, the Parties are released from all of their obligations under this Agreement, except that each Party’s obligations under Sections 5.2, 7.1, 7.2, 8.2, 8.3, 9.1, 9.2, 9.3, 9.5, 9.9, 9.10, 9.11, 9.14 and 9.15 will survive.

8.2.4               As soon as practicable following a termination of this Agreement for any reason, but in no event more than thirty (30) days after such termination, Buyer and Seller shall, to the extent practicable, withdraw all filings, applications and other submissions relating to the transactions contemplated by this Agreement filed or submitted by or on behalf of such Party to any Governmental Authority or other Person.

8.2.5               Notwithstanding Section 8.2.3, in the event of a termination of this Agreement by Seller pursuant to Section 8.1.2 or Section 8.1.8(a), then Buyer and Seller shall, within two (2) Business Days after the date of such termination, deliver joint written instructions (“Joint Written Instructions”) to the Escrow Agent directing the Escrow Agent to deliver to Seller an amount equal to the Deposit plus any accrued investment interest thereon. Buyer acknowledges that the agreements contained in this Section 8.2.5 are an integral part of the Transactions, and that without these agreements, Seller would not have entered into this Agreement; accordingly, if Buyer fails to deliver such Joint Written Instructions or pay any amount due pursuant to this Section 8.2.5 and, in order to obtain the payment, Seller commences a Litigation which results in a judgment against Buyer for any payment set forth in this Section 8.2.5, Buyer shall pay Seller its costs and expenses (including attorneys’ fees and disbursements) in connection with such Litigation, together with interest on such payment at 3% per annum (for the avoidance of doubt, using the payment described in this sentence as the applicable payment) through the date such payment was actually received.

8.2.6               Notwithstanding Section 8.2.3 and subject to Section 8.2.5, in the event of a termination of this Agreement other than by Seller pursuant to Section 8.1.2 or Section 8.1.8(a), then Buyer and Seller shall, within two (2) Business Days after the date of such termination, deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to deliver to Buyer an amount equal to the Deposit plus any accrued investment interest thereon (less any fees or expenses owing to the Escrow Agent).

8.2.7               In the event of termination of this Agreement pursuant to Section 8.1: (a) Buyer shall return all documents and other material received from Seller relating to Seller and its Subsidiaries, the Products, the Purchased Assets or the Transactions, whether so obtained before or after the execution hereof, to Seller; and (b) all confidential information received by Buyer with respect to Seller and its Subsidiaries, the Products, the Purchased Assets or the Transactions shall be treated in accordance with the Confidentiality Agreement, and with the Confidentiality Agreement remaining in full force and effect in accordance with its terms, notwithstanding the termination of this Agreement.

Article 9
MISCELLANEOUS

9.1          Governing Law, Jurisdiction, Venue and Service.

9.1.1               Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflicts or choice of Law rule or principle (whether of the State of New York or any other jurisdiction) that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

9.1.2               Consent to Jurisdiction and Venue.

(a)            Subject to Section 9.9, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the Bankruptcy Court for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement or any Ancillary Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such court. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the Bankruptcy Court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in the Bankruptcy Court has been brought in an inconvenient forum. If Seller’s Chapter 11 Cases are closed, any Litigation arising out of or relating to this Agreement or any Ancillary Agreement shall be heard and determined exclusively in the federal and state courts in the Borough of Manhattan, City of New York, and the Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Litigation and irrevocably waive the defense of any inconvenient forum to the maintenance of any such Litigation.

(b)            THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ALL THEIR RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.1.3               Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 9.2.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

9.2          Notices.

9.2.1               Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by email of a PDF attachment (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 9.2.2 or to such other address as the Party to whom Notice is to be given may have provided to the other Party at least five (5) days’ prior to such address taking effect in accordance with this Section 9.2. Such Notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service or confirmed that it was received by email (with receipt confirmed by telephone). If a Notice deemed given upon receipt is given after 5:00 p.m. in the place of receipt (the Parties understand and agree that the foregoing applies only to Notice and not to copies), such Notice will be deemed given on the next succeeding Business Day.

9.2.2               Address for Notice.

If to Seller, to:

NanoString Technologies, Inc.

530 Fairview Avenue North

Seattle, WA 98109
Attention:          Kathy Surace-Smith
Email:                  ksmith@nanostring.com

with a copy (which shall not constitute effective notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Rachel Strickland; Thomas Mark; Debra McElligott Sinclair; Tyler Born
Email: rstrickland@willkie.com; tmark@willkie.com; dsinclair@willkie.com; tborn@willkie.com

If to Buyer, to:

Bruker Corporation

40 Manning Road

Billerica, MA 01821

Attention: Office of General Counsel

Email: brent.alldredge@bruker.com

with a copy (which shall not constitute effective notice) to:

Morgan, Lewis & Bockius LLP

101 Park Ave, New York, NY 10178

Attention: Robert Dickey and Jennifer Feldsher

Email: Robert.dickey@morganlewis.com;
Jennifer.feldsher@morganlewis.com

9.3          No Benefit to Third Parties. Seller and Buyer intend that this Agreement will not benefit or create any right or cause of action in favor of any Person, other than the Parties. No Person, other than the Parties, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person.

9.4          Waiver. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

9.5          Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay for their own costs and expenses incurred in connection with this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby; provided, however, Buyer shall be responsible for all fees and expenses of the Escrow Agent. The costs and expenses referred to in this Section 9.5 are those that are incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby, including the fees and expenses of legal counsel, investment advisers, accountants and other professionals.

9.6          Assignment.

9.6.1               This Agreement becomes effective only when executed by Seller and Buyer. After that time, it will be binding upon and inure to the benefit of Seller, Buyer and their respective heirs, administrators, executors, legal representatives successors and permitted assigns. Any transferee of any Purchased Asset or any interest therein shall be a creditworthy entity and shall agree to assume all obligations under this Agreement and the Ancillary Agreements.

9.6.2               Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned or transferred, in whole or in part, by any Party without the prior written consent of the other Party; provided, however, that (a) Seller may transfer or assign such rights and obligations under this Agreement to a liquidation trust or similar vehicle under a confirmed chapter 11 plan of liquidation in the Chapter 11 Cases and such liquidation trust or similar vehicle may transfer, assign and sell its right to receive proceeds of the Purchase Price under this Agreement and (b) Buyer may transfer or assign such rights and/or obligations (or any document to be delivered by Buyer pursuant hereto) under this Agreement to one or more Affiliates of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder and Buyer shall in all cases remain responsible for all such obligations.

9.7          Amendment. This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by Buyer and Seller.

9.8          Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.

9.9          Equitable Relief.

9.9.1               The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each Party hereby waives (a) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief and (b) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

9.9.2               Each Party hereby agrees not to raise any objections to the availability of equitable remedies to the extent provided for herein, and the Parties further agree that nothing set forth in this Section 9.9 shall require any Party hereto to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 9.9 prior or as a condition to exercising any termination right under this Agreement, nor shall the commencement of any legal action or legal proceeding pursuant to this Section 9.9 or anything set forth in this Section 9.9 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms hereof.

9.10        No Liability. No director, officer or employee of Buyer or its Affiliates shall have any personal liability whatsoever to Seller under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of Buyer. No director, officer, employee or Affiliate of Seller or its Subsidiaries shall have any personal liability whatsoever to Buyer or its Affiliates under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of Seller.

9.11        English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

9.12        Bulk Sales Statutes. Buyer hereby waives compliance by Seller with the requirements and provisions of any applicable bulk sales or bulk transfer Laws in any jurisdiction that may otherwise be applicable in connection with the transactions contemplated by this Agreement.

9.13        Representation by Counsel. Each Party represents and agrees with the other that (a) it has been represented by, or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s) to the extent, that it desired, (b) it availed itself of this right and opportunity, (c) that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement and the Ancillary Agreements in their entirety and have had them fully explained to them by such Party’s respective counsel, (d) that each is fully aware of the contents hereof and thereof and their meaning, intent and legal effect, and (e) that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

9.14        Counterparts. This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by email or other electronic means is as effective as a manually executed counterpart of this Agreement.

9.15        Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Seller Disclosure Schedules, the Ancillary Agreements, the Confidentiality Agreement and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement between the Parties with respect to the transactions contemplated hereby or thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof, including the Confidentiality Agreement. In the event of any inconsistency between any such Schedules and Exhibits and this Agreement, the terms of this Agreement shall govern.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

NANOSTRING TECHNOLOGIES, INC.

By:	/s/ Brad Gray
	Name:	Brad Gray
	Title:	President & CEO

Signature Page to Asset Purchase Agreement

BRUKER CORPORATION

By:	/s/ Mark R. Munch
	Name:	Mark R. Munch, Ph.D.
	Title:	President Bruker NANO & Bruker Corp. EVP

Signature Page to Asset Purchase Agreement